UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Notice of 2019 Annual Meeting of Stockholders

1000 Cedar Hollow Road, Suite 102
Malvern, PA 19355

March 20, 2019
The 2019 Annual Meeting of Stockholders of BioTelemetry, Inc. will be held:
Thursday, May 2, 2019
8:30 AM, local time
The Ritz-Carlton Philadelphia
10 Avenue of the Arts
Philadelphia, Pennsylvania 19102
The items of business are:

1.	Election of four Class III director nominees named in the proxy statement to hold office until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	Vote on an advisory resolution to approve the compensation of our named executive officers;

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

4.	Conducting any other business properly brought before the meeting and any adjournment or postponement of the meeting.
Only stockholders of record of our common stock at the close of business on March 11, 2019, are entitled to vote at the meeting and any postponements or adjournments of the meeting.

Peter F. Ferola
Corporate Secretary
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 2, 2019
We mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”), on or about March 20, 2019. Our proxy statement and the 2018 Annual Report are available on our website at www.gobio.com in the “Investors—SEC Filings” section.

Your Vote is Important
It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the proxy card or voting instruction card as promptly as possible in order to ensure your representation at the meeting. This will not prevent you from voting your shares in person if you are present at the meeting although attendance at the meeting will not by itself revoke a previously granted proxy.

Proxy Summary
Below are highlights of important information you will find in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Summary of Stockholder Voting Matters

				For More Information	Board Vote Recommendation
Proposal 1: Election of Four Class III Directors				Page 50	☑ FOR Each Nominee
Tiffany Olson	Stephan Rietiker, M.D.	Rebecca W. Rimel	Robert J. Rubin, M.D.
Proposal 2: Advisory Resolution to Approve the Compensation of Our Named Executive Officers				Page 56	☑ FOR
Vote on an Advisory Resolution to Approve the Compensation of our Named Executive Officers
Proposal 3: Ratification of Ernst & Young LLP				Page 58	☑ FOR
Ratification of Appointment of Ernst & Young LLP (“EY”) as our Independent Registered Public Accounting Firm for 2019

Our Director Nominees
You are being asked to vote on the election of Tiffany Olson, Stephan Rietiker, M.D., Rebecca W. Rimel and Robert J. Rubin, M.D. as Class III directors to serve for a three-year term. The number of members of our Board of Directors (“Board”) is currently set at ten members and is divided into three classes, each of which has a three-year term. Class I and II are composed of three members, and Class III is composed of four members. Dr. Rietiker was appointed to our Board on November 1, 2018, filling a Class III vacancy, and Mses. Olson and Dietch were appointed to our Board on February 6, 2019, filling a newly created Class III vacancy and an existing Class II vacancy, respectively. Dr. Rietiker was recommended to our Board by our Chief Executive Officer, and Mses. Olson and Dietch were recommended by a third-party search firm. Our Board, by a majority vote of sitting directors, may fill any vacancies unless our Board has determined, by resolution, that any such vacancies shall be filled by our stockholders. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
The term of office of our Class III directors expires at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). We are nominating Mses. Olson and Rimel and Drs. Rietiker and Rubin for reelection at the 2019 Annual Meeting to serve until the 2022 Annual Meeting of Stockholders and until each director’s successor is elected and qualified. Directors are elected by a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. If no contrary indication is made, shares represented by executed proxies will be voted FOR the election of Mses. Olson and Rimel and Drs. Rietiker and Rubin or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, FOR the election of a substitute nominee designated by our Board. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

1 | 2019 Annual Meeting and Proxy Statement

Detailed information about each director’s and director nominee’s background and areas of expertise can be found below at “Items To Be Voted On; Proposal 1 - Election of Four Directors as Class III Directors.”

								Other Current Public Company Boards
					Committee Memberships
		Director Since
Name	Age		Occupation	Independent	AC	CC	NCGC
Tiffany Olson	59	2019	President, Nuclear & Precision Health Solutions, Cardinal Health	Yes	M	—	—	0
Stephan Rietiker, M.D.	62	2018	Former Chief Executive Officer, LifeWatch AG	No	—	—	—	0
Rebecca W. Rimel	67	2009	President and Chief Executive Officer, The Pew Charitable Trusts	Yes	—	M	C	1
Robert J. Rubin, M.D.	73	2007	Distinguished Professor of Medicine, Georgetown University	Yes	M	—	M	1

Committee:		Committee Role:
AC	Audit Committee	C	Chair
CC	Compensation and Talent Development Committee	M	Member
NCGC	Nominating and Corporate Governance Committee

2018 Performance and Compensation Highlights
Under the leadership of Joseph H. Capper, our President and Chief Executive Officer, and the rest of our management team, we had a record year, posting the highest revenue and adjusted EBITDA in our corporate history. These achievements are a direct result of our acquisition of LifeWatch AG (“LifeWatch”) and continued growth in our existing business. Compared to 2017, revenue grew by 39.3% and adjusted EBITDA grew by 73.7%.
(For a reconciliation of 2018 GAAP net income attributable to BioTelemetry, Inc. to adjusted EBITDA, please see “Executive Compensation; Non-GAAP Financial Measures” below).

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The following table shows the components of 2018 compensation paid to our named executive officers (“NEOs”). This table is not a substitute for our 2018 Summary Compensation Table set forth within “Executive Compensation; Compensation Tables” below.
2018 Summary Compensation

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph H. Capper President and Chief Executive Officer	634,819	1,482,131	979,428	768,000	11,180	3,875,558
Heather C. Getz Executive Vice President and Chief Financial Officer	394,184	567,484	374,976	284,760	11,180	1,632,584
Fred (Andy) Broadway III President, BioTel Heart	344,636	258,594	170,853	209,100	24,231	1,007,414
Daniel Wisniewski Senior Vice President, Technical Operations	339,905	227,648	150,456	204,300	12,789	935,098
Peter F. Ferola Senior Vice President and General Counsel	336,396	221,530	146,389	202,500	11,180	917,995

Key Compensation Features

•	No tax gross-ups, including no excise tax gross-ups.

•
No “single trigger” feature on parachute payments in employment agreements, with the exception of our Chief Executive Officer whose equity awards immediately accelerate and become fully vested upon a change in control.

•	No hedging of company stock or engaging in any speculative trading with respect to our common stock.

•	Engagement of independent compensation consultant.

•	Option repricing forbidden without stockholder approval.

•	Have not paid any dividend equivalents.

•	Maintain stringent stock-ownership requirements for NEOs.

•	Maintain a clawback policy allowing us to recoup incentive compensation paid in the event of a material restatement of our financial statements.

3 | 2019 Annual Meeting and Proxy Statement

Auditors
EY has been our auditors since 2004. Below is summary information with respect to EY’s fees for services provided in 2018 and 2017.

Type of Fees	2018	2017
Audit Fees(1)	$1,909,825	$2,022,030
Audit-Related Fees(2)	—	20,000
Tax Fees(3)	10,000	54,240
All Other Fees(4)	5,200	2,500
Total	$1,925,025	$2,098,770

(1)	Audit fees were principally for services rendered for the audit and/or review of our consolidated financial statements.

(2)	Audit-related fees were for professional services related to business combinations.

(3)	Tax fees consisted of fees billed for professional services performed by EY with respect to tax compliance, tax advice and tax planning.

(4)	All other fees consists of a subscription fee for EY’s accounting research tool.

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General Information About the Meeting
Proxy Solicitation
Our Board is soliciting your vote on matters that will be presented at the 2019 Annual Meeting and at any adjournment or postponement thereof. This proxy statement contains information on these matters to assist you in voting your shares.

Stockholders Entitled to Vote
All stockholders of record of our common stock, par value $0.001 per share, at the close of business on March 11, 2019, are entitled to receive the Notice and to vote their shares at the 2019 Annual Meeting. As of that date, 33,753,598 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

Voting Methods
You may vote at the 2019 Annual Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

Mailing your signed proxy card or voter instruction card.	Using the internet at www.voteproxy.com.	Calling toll-free from the United States, U.S. territories and Canada to 1-800-776-9437.

How Your Shares Will Be Voted
In each case, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR each of the proposals. If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. If you are the record holder of your shares, you may revoke or change your vote any time before the proxy is exercised by submitting a later-dated proxy in one of the manners authorized and described in this proxy statement (i.e. via mail, internet or telephone). You may also provide our Corporate Secretary with notice of revocation or a duly executed proxy bearing a later date so long as it is delivered to our Corporate Secretary at our principal executive offices prior to the beginning of the Annual Meeting or given to our Corporate Secretary at the Annual Meeting prior to the time your proxy is voted at the Annual Meeting. You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy. If your shares are held by your broker, bank or other holder of record as a nominee or agent (i.e. the shares are held in “street name”), you should follow the instructions provided by your broker, bank or other holder of record.

Deadline for Voting. The deadline for voting by telephone or internet is 11:59 PM Eastern Time on May 1, 2019. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

5 | 2019 Annual Meeting and Proxy Statement

Broker Voting
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available or by following their instructions for voting on the internet.
A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares. The following table summarizes how broker non-votes and abstentions are treated with respect to our proposals:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 – Election of four Class III Directors to hold office until the 2022 Annual Meeting of Stockholders	Majority of the shares present or represented by proxy and entitled to vote on the proposal	Abstentions will have the effect of negative votes. Broker non-votes will not be taken into account in determining the outcome of the proposal.	No
Proposal 2 – Vote on an advisory resolution to approve the compensation of our named executive officers	Majority of the shares present or represented by proxy and entitled to vote on the proposal	Abstentions will have the effect of negative votes. Broker non-votes will not be taken into account in determining the outcome of the proposal.	No
Proposal 3 – Ratification of appointment of EY as our independent registered public accounting firm for the year ending December 31, 2019	Majority of the shares present or represented by proxy and entitled to vote on the proposal	Abstentions and broker non-votes will have the effect of negative votes.	Yes

Board Facts

•	Eight out of our ten directors are independent

•	Independent Chairman of our Board

•	Average Board tenure is fewer than 6 years

•	Mandatory retirement policy at age 75, absent special circumstances

•	Stock-ownership requirements equal to five times each director’s base annual retainer

•	None of our directors serve on more than one other public company board

•	Strong Board oversight of risk management and compliance process

•	No related person transactions in 2018

Quorum
We must have a quorum to conduct business at the 2019 Annual Meeting. A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote. For the

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purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered stockholders who are present and entitled to vote, and count toward the quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy or the chairman of the meeting may adjourn the meeting to another date.

Mailings to Multiple Stockholders at the Same Address
We have adopted a procedure called “householding.” Under this procedure, stockholders of record who share the same last name and address will receive only one copy of the Notice unless we are notified that one or more of these stockholders wishes to continue receiving additional copies.
We will continue to make a proxy card available to each stockholder of record. If you prefer to receive multiple copies of the Notice at the same address, or if you are eligible for householding but you and other stockholders of record with whom you share the same last name and address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy, please contact us in writing: Corporate Secretary, BioTelemetry, Inc., 1000 Cedar Hollow Road, Suite 102, Malvern, PA 19355, or by telephone: (610) 729-7000. Beneficial stockholders can request information about householding from their broker, bank or other holder of record.

Proxy Solicitation Costs
We pay the cost of soliciting proxies. Proxies will be solicited on behalf of our Board by mail, telephone, and other electronic means or in person. Directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged D.F. King & Co., a professional proxy solicitation firm, located at 48 Wall Street - 22nd Floor, New York, New York 10005, to assist with the solicitation of proxies for a fee of $7,500 plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Results of the 2019 Annual Meeting
We will report final voting results from the 2019 Annual Meeting on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the conclusion of the 2019 Annual Meeting.

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Corporate Governance and Board Matters
During 2018, our Board met seven times. Each director attended at least 75% of our Board meetings and the meetings of our Board committees on which he or she served. It is our policy to invite our directors and nominees for director to attend our annual meetings of stockholders. All of our directors then in office attended our 2018 Annual Meeting of Stockholders, and we expect that all of our current directors and nominees for director will attend our 2019 Annual Meeting.
Our principal governance documents are our Board committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines. Aspects of our governance documents are summarized below.
We encourage our stockholders to read our governance documents, as they present a comprehensive picture of how our Board addresses its governance responsibilities to ensure our vitality and success. The documents are available in the “Investors—Corporate Governance” section of our website at www.gobio.com and copies of these documents may be requested by writing to our Corporate Secretary, BioTelemetry, Inc., 1000 Cedar Hollow Road, Suite 102, Malvern, PA 19355.

Code of Business Conduct and Ethics
All of our employees, officers and directors are required to comply with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board Leadership Structure
Our Board is currently composed of an independent Chairman of the Board and independent committees of the Board. Kirk E. Gorman has served as a member of our Board since 2008 and the Chairman of our Board since October 2011.
As Chairman, Mr. Gorman leads the activities of our Board, including:

•	calling meetings of the Board and independent directors;

•	setting the agenda for Board meetings in consultation with the Chief Executive Officer and Corporate Secretary;

•	chairing executive sessions of the independent directors; and

•	acting as an advisor to Mr. Capper on strategic aspects of the Chief Executive Officer role with regular consultations on major developments and decisions likely to interest our Board.
Our Board believes its leadership structure effectively allocates authority, responsibility and oversight between management and the independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the Chairman facilitates our Board’s independent oversight of management, promotes communication between management and our Board, and leads our Board’s consideration of key governance matters.

Our Board’s Role in Risk Oversight
Our Board recognizes the importance of effective risk oversight in running a successful business, and in fulfilling its fiduciary responsibilities to us and our stockholders. While the Chief Executive Officer, the General Counsel and other members of our senior leadership team are responsible for the day‑to‑day management of risk, our Board is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile

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and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, climate-related risks, operational risks and cybersecurity risks. While our Board focuses on the overall risks affecting us, each committee has been delegated the responsibility for the oversight of specific risks that fall within its area of responsibility. For example:

•
our Compensation and Talent Development Committee (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company;

•	our Audit Committee oversees management of financial reporting, compliance and litigation risks as well as the steps management has taken to monitor and control such exposure; and

•	our Nominating and Corporate Governance Committee manages risks associated with the independence of our Board, potential conflicts of interest and the effectiveness of our Board.
Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through committee reports.
Our Board believes that our current leadership structure best facilitates its oversight of risk by combining independent leadership, through the independent Chairman, independent Board committees and majority independent Board composition. The Chairman, independent committee chairs and other independent directors also are experienced professionals or executives who can and do raise issues for Board consideration and review. Our Board believes there is a well‑functioning and effective balance between the independent Chairman and non‑executive Board members, which enhances risk oversight.

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Committees
Our Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee consists solely of independent directors. Each committee has a written charter, each of which is posted in the “Investors—Corporate Governance” section of our website at www.gobio.com. You may request a printed copy of each committee’s charter from our Corporate Secretary.

Audit Committee

Anthony J. Conti (Chair) Laura N. Dietch Kirk E. Gorman Tiffany Olson Robert J. Rubin, M.D.
Our Audit Committee assists our Board in its oversight of (1) our corporate accounting and financial reporting processes; (2) our systems of internal control over financial reporting and audits of our financial statements; (3) the quality and integrity of our financial statements and reports; and (4) the qualifications, independence and performance of the firm or firms of certified public accountants engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. In carrying out these responsibilities, our Audit Committee, among other things:
•    reviews and discusses our annual and quarterly financial statements with management and the independent auditors;
•    manages our relationship with the independent auditors, including having sole authority for their appointment, compensation, retention and oversight;
•    reviews the scope of their work; approving non-audit and audit services; and confirming the independence of the independent auditors;
•    confers with management and the independent auditors, as appropriate, regarding the scope, adequacy and effectiveness of our internal control over financing reporting; and
•    reports to our Board with respect to material issues that arise regarding the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance or independence of the independent auditors or such other matters as our Audit Committee deems appropriate from time to time.
Pursuant to the NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”), each member of our Audit Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, our Board has determined that each of Messrs. Conti and Gorman is an “audit committee financial expert” within the meaning of SEC regulations and has financial sophistication in accordance with the NASDAQ Listing Rules. In 2018, our Audit Committee met five times. All members of our Audit Committee are independent within the meaning of applicable SEC rules and regulations and the NASDAQ Listing Rules.

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Compensation Committee

Joseph A. Frick (Chair) Colin Hill Rebecca W. Rimel
Our Compensation Committee develops our overall compensation philosophy, and, either as a committee or together with the other independent directors:
•    recommends to our Board our executive compensation programs;
•    makes all decisions about the compensation of our executive officers (with the exception of our Chief Executive Officer);
•    evaluates the Chief Executive Officer’s performance in light of his goals and objectives approved by our Board and recommends to the full Board the Chief Executive Officer’s base salary, and short-term and long-term incentive compensation;
•    oversees our cash and equity-based incentive compensation plans;
•    oversees and approves our management continuity planning process;
•    reviews our workforce demographics and metrics related to hiring, promotions, employee turnover and diversity; and
•    reviews our initiatives related to employee training and development, culture and mission, employee engagement and civic involvement, including our formal, three-part training program that substantially all of our manager-level and above employees partake in and our yearly company-wide anti-corruption and compliance training.
Additional information about the roles and responsibilities of our Compensation Committee can be found under the heading “Executive Compensation; Compensation Discussion and Analysis.” In 2018, our Compensation Committee met four times. All members of our Compensation Committee are independent within the meaning of the NASDAQ Listing Rules.

Nominating and Corporate Governance Committee

Rebecca W. Rimel (Chair) Colin Hill Robert J. Rubin, M.D.
Our Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of our Board, including:
•    making recommendations to our Board regarding corporate governance issues;
•    identifying, reviewing and evaluating candidates to serve as Board members consistent with criteria approved by our Board and reviewing and evaluating incumbent directors;
•    serving as the focal point for communication among Board candidates, non-committee directors and our management;
•    nominating candidates to serve as directors;
•    making recommendations to our Board regarding affairs relating to our directors;
•    overseeing our director orientation and continuing education programs;
•    overseeing our available defense mechanisms; and
•    overseeing matters impacting our image and reputation and our standing as a responsible corporate citizen.
In 2018, our Nominating and Corporate Governance Committee met four times. All members of our Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ Listing Rules.

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Director Independence
The NASDAQ Listing Rules require that a majority of our Board and all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be composed of directors who are “independent,” as such term is defined by the NASDAQ Listing Rules. Each year, our Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, in early 2019 our Board affirmatively determined that all of our directors are “independent” other than Mr. Capper, our President and Chief Executive Officer, who is not an independent director by virtue of his employment with us and Dr. Rietiker who is not an independent director by virtue of his prior employment by LifeWatch, which is a subsidiary of the Company. Dr. Rietiker's employment ceased on October 31, 2018. At such time, Dr. Rietiker and LifeWatch GmbH entered into a Termination Agreement, which entitled Dr. Rietiker to a CHF 675,000 payment for notice and bonus pay, a CHF 9,000 payment for expenses, and a CHF 38,259 pension contribution. All of these payments were made in 2018 with the exception of CHF 450,000, which was paid on January 15, 2019. Prior to Dr. Rietiker's employment ceasing, he received an annual salary from LifeWatch of CHF 450,000 and an annual car allowance CHF 18,000 pursuant to his employment agreement.

Compensation Committee Interlocks and Insider Participation
None of our executive officers or employees serve as a member of the compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of ours.

Executive Sessions of Independent Directors
Our Board also holds regular executive sessions of only independent directors to conduct a self-assessment of its performance and to review management’s strategy and operating plans, the criteria by which our Chief Executive Officer and other senior executives are measured, management’s performance against those criteria and other relevant topics. In 2018, our independent directors held four executive sessions.

Communicating with Our Board
Our Board has adopted a formal process by which stockholders may communicate with our Board or any of its directors. Stockholders wishing to communicate with our Board or an individual director may send a written communication to our Board or such director at our corporate office. Each communication will be reviewed by our Corporate Secretary to determine whether it is appropriate for presentation to our Board or such director. Communications determined by the Corporate Secretary to be appropriate for presentation to our Board or such director will be submitted to our Board or such director on a periodic basis. Additionally, stockholders may contact our Chairman directly as detailed in our Corporate Governance Guidelines. This information is available in the “Investors—Corporate Governance” section of our website at www.gobio.com.

Nomination of Director Candidates
Candidates for nomination to our Board are selected by our Nominating and Corporate Governance Committee in accordance with its charter, our Amended and Restated Certificate of Incorporation and our Bylaws. All persons recommended for nomination to our Board, regardless of the source of the recommendation (including director candidates recommended by stockholders), are evaluated in the same manner by our Nominating and Corporate Governance Committee.

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Our Board and our Nominating and Corporate Governance Committee consider, at a minimum, the following candidate qualifications:

•	ability to read and understand basic financial statements;

•	age;

•	personal integrity and ethics;

•	background, skills and experience;

•	expertise upon which to be able to offer advice and guidance to management;

•	ability to devote sufficient time to the affairs of the Company;

•	ability to exercise sound business judgment; and

•	commitment to rigorously represent the long‑term interests of our stockholders.
Candidates for director are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting its assessment, our Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of us and our Board, in an effort to maintain a balance of knowledge, experience and capability.
Our Nominating and Corporate Governance Committee places a high priority on identifying individuals with diverse skill sets and types of experience, including identification of individuals from among the medical professional and medical device communities. In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these director’s overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the director’s independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent.
Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee typically conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee typically meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.
Under the heading “Items to Be Voted On; Proposal 1 - Election of Four Directors as Class III Directors; Director Qualifications and Biographies” below in this proxy statement, we provide an overview of each director’s and director nominee’s principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience, key attributes and skills our Nominating and Corporate Governance Committee and our Board believe will best serve the interests of our Board, the Company and our stockholders.
Stockholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws. These procedures are described under “Other Information; 2020 Stockholder Proposals or Nominations” below in this proxy statement.

Related Person Transactions and Procedures
Our Board has adopted a written policy and procedures relating to our Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations. A “related person” includes our directors, executive officers, 5% stockholders, as well as immediate family members of such persons and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee, or, where review by our Audit Committee would be inappropriate, to another independent body of our Board, for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

13 | 2019 Annual Meeting and Proxy Statement

In approving a transaction, our Audit Committee will take into account, among other factors, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally. Our policy requires that, in reviewing a related person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.
Our Audit Committee reviews and pre-approves certain types of related person transactions, including the following:

•	director and executive officer compensation that is otherwise required to be reported in our proxy statement under SEC regulations;

•	certain transactions with companies at which the related person is an employee only; and

•	charitable contributions that would not disqualify a director’s independent status.
We have no related person transactions required to be reported under applicable SEC rules.

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Director Compensation
2018 Director Compensation
Effective May 3, 2018, our Board revised the compensation program for non-employee directors to eliminate the initial grant of restricted stock units (“RSUs”), increased the annual RSU grant and increased certain other fees. These modifications were primarily designed to align the compensation program for non-employee directors with the median of our peer group. Under our compensation program for non-employee directors, our non-employee directors receive the following forms of consideration for service on our Board:

•	an annual retainer of $55,000 (an increase of $5,000 compared to 2017), payable, at the director’s election, in cash, RSUs or 50% cash and 50% RSUs;

•	an annual grant of RSUs with a grant date fair value of $130,000 (an increase of $50,000 compared to 2017);

•
fees for committee membership in the following amounts: (i) $7,500 for Audit Committee membership, (ii) $7,500 (an increase of $2,500 compared to 2017) for Compensation Committee membership and (iii) $7,500 (an increase of $2,500 compared to 2017) for Nominating and Corporate Governance Committee membership, in each case payable, at the director’s election, in cash, RSUs or 50% cash and 50% RSUs; and

•
fees for committee chair positions in the following amounts: (i) $20,000 (an increase of $2,500 compared to 2017) for Audit Committee Chair, (ii) $17,500 for Compensation Committee Chair and (iii) $15,000 (an increase of $2,500 compared to 2017) for Nominating and Corporate Governance Committee Chair, in each case payable, at the director’s election, in cash, RSUs or 50% cash and 50% RSUs.

Our Chairman also receives an additional retainer of $55,000 (an increase of $5,000 compared to 2017), payable, at his election, in cash, RSUs or 50% cash and 50% RSUs.
Historically all RSU grants, including those paid in connection with the annual retainer and committee fees, had a 100% retention requirement since shares were not to be delivered until Board service terminated. Therefore, upon termination of Board service, a director would receive all common stock underlying the RSUs that had vested as of that date. In connection with our Board’s adoption of a stock ownership and holding policy applicable to directors, our Board eliminated the retention requirement for RSU grants in connection with the annual retainer, annual grant of RSUs and the retainer paid to our Chairman so long as prior to the grant date such director elects to take distribution in the form of common stock when the RSU vesting occurs.
2018 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Kirk E. Gorman	100,625	130,033	230,658
Anthony J. Conti	73,125	130,033	203,158
Joseph A. Frick	35,625	166,301	201,926
Colin Hill	67,500	130,033	197,533
Stephan Rietiker, M.D.	9,117	—	9,117
Rebecca W. Rimel	75,000	130,033	205,033
Robert J. Rubin, M.D.	14,375	185,046	199,421
Fees Earned or Paid in Cash
The amounts in the “Fees Earned or Paid in Cash” column are retainers earned and elected to be paid in cash for serving on our Board, its committees and as committee chairs and as our Chairman. All cash payments are paid in four quarterly installments on the first business day of each calendar quarter beginning with the first calendar quarter following the date of the annual meeting.

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Stock Awards
The amounts in the “Stock Awards” column reflect the grant date fair value of RSUs awarded in 2018. The fair value of stock-based compensation is determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The fair value per unit of the RSUs granted to the directors on May 4, 2018 was $40.75.
Historically, all RSUs vested in four successive quarters following the award date and were distributed in the form of common stock on the earliest to occur of the non-employee director’s death, disability, separation from service or a change in the ownership or effective control of the Company. For all RSU grants made to directors since 2017, vesting occurs in full on the anniversary of the award date. Additionally, beginning with the RSU grants made to directors in 2018, but excluding those RSU grants in connection with service on a committee, each non-employee director may elect at the time of grant to take distribution in the form of common stock when (i) the RSU vesting occurs or (ii) the earliest to occur of the non-employee director’s death, disability, separation from service or a change in the ownership or effective control of the Company.
All Other Compensation
We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.
RSUs and Stock Options
The following table sets forth the aggregate number of unvested RSUs and unexercised stock options outstanding at December 31, 2018, for each of our non-employee directors.
Outstanding Director Stock Awards and Stock Options at Year-End 2018

	Aggregate Number of Unvested RSUs	Aggregate Number of Unexercised Stock Options
Name	(#)	(#)
Kirk E. Gorman	3,191	11,036
Anthony J. Conti	3,191	—
Joseph A. Frick	4,081	—
Colin Hill	3,191	—
Stephan Rietiker, M.D.	—	—
Rebecca W. Rimel	3,191	—
Robert J. Rubin, M.D.	4,541	—

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Executive Officers
Executive Officer Biographies
The following are biographical summaries of our executive officers and their ages, except for Mr. Capper, whose biography is included under the heading “Items To Be Voted On; Proposal 1 - Election of Four Directors as Class III Directors; Director Qualifications and Biographies; Our Directors Continuing in Office Until the 2020 Annual Meeting” in this proxy statement.

Heather C. Getz

Age: 44 Position: Executive Vice President and Chief Financial Officer
Ms. Getz was appointed Executive Vice President and Chief Financial Officer in May 2017. Ms. Getz joined us in May 2009 and previously served as our Senior Vice President and Chief Financial Officer and prior to that our Vice President of Finance. From April 2008 to May 2009, Ms. Getz was Vice President of Finance at Alita Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, where she was responsible for all areas of finance, accounting and information systems. Prior to joining Alita Pharmaceuticals, Inc., from March 2002 to April 2008, Ms. Getz held various financial leadership positions at VIASYS Healthcare Inc., a healthcare technology company acquired by Cardinal Health, Inc. in July 2007, including directing the company’s global financial planning, budgeting and analysis, and external reporting functions. From June 1997 to February 2002, Ms. Getz began her career at Sunoco, Inc., where she held various positions of increasing responsibility. Ms. Getz received her undergraduate degree in Accountancy and a Master of Business Administration degree from Villanova University.

Fred (Andy) Broadway III

Age: 49 Position: President, BioTel Heart
Mr. Broadway was named President of BioTel Heart in January 2018. In this role, Mr. Broadway has leadership for all sales, marketing, customer service, monitoring, contracting, reimbursement and distribution teams supporting the Healthcare Services business.
Mr. Broadway joined us in June 2009 as our Vice President, Marketing, bringing 15 years of progressive leadership experience in sales and marketing, including extensive therapeutic knowledge in Cardiology and Neurology. In September 2012, Mr. Broadway was promoted to Senior Vice President, Marketing, and in January 2013, Mr. Broadway became our Senior Vice President, Sales and Marketing. Prior to joining us, from 2006 to June 2009, Mr. Broadway was Director of Marketing at Bristol Myers Squibb, leading the commercialization launch efforts of a potential new therapy for the treatment of stroke prevention in atrial fibrillation.
Earlier in his career, Mr. Broadway was on the marketing team at Pfizer, responsible for developing yearly and long-term strategic plans, brand and portfolio positioning, asset life cycle development, and overseeing commercialization tactics for several leading brands. Mr. Broadway started his career with Sanofi Pharmaceuticals, where he held numerous positions of increasing responsibility including sales, marketing, and eventually leadership positions in both sales and marketing. Mr. Broadway received his undergraduate degree in Zoology from Auburn University.

Daniel Wisniewski

Age: 55 Position: Senior Vice President, Technical Operations
Mr. Wisniewski joined us in December 2010 as our Senior Vice President, Operations, and is now serving as our Senior Vice President, Technical Operations. Mr. Wisniewski has over 20 years of experience in executive leadership, information systems, and operations. Previously, from 2000 to 2010, Mr. Wisniewski served as Chief Information Officer with CCS Medical, Inc. As the Chief Information Officer, Mr. Wisniewski was responsible for developing a highly scalable patient centric operational infrastructure focused on compliance, growth and expense control within the healthcare industry. Prior to joining CCS Medical, Inc., Mr. Wisniewski held various roles within the nuclear power and banking industries with increasing responsibilities in information systems and general management. Mr. Wisniewski began his career as an U.S. Navy Nuclear Trained Naval Officer. Mr. Wisniewski received his undergraduate degree in Electrical Engineering from Virginia Military Institute.

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Peter F. Ferola

Age: 50 Position: Senior Vice President and General Counsel
Mr. Ferola joined us in 2011 as our Senior Vice President and General Counsel, with over 25 years of progressive leadership experience in business management, legal affairs and corporate governance. From 2009 to 2011, Mr. Ferola served as Vice President, General Counsel and Secretary of Nipro Diagnostics, Inc. (formerly Home Diagnostics, Inc., NASDAQ: HDIX). Prior to joining Home Diagnostics, Mr. Ferola worked as a corporate and securities attorney with Greenberg Traurig, LLP and with Dilworth Paxson, LLP in Washington, D.C., focusing on mergers, acquisitions, public securities offerings and corporate governance matters. From 1989 to 2002, Mr. Ferola worked in executive management roles for an American Stock Exchange listed company, most recently serving as Vice President—Administration and Corporate Secretary, overseeing the company’s administrative functions, legal matters and investor relations. Mr. Ferola earned a Bachelor of Science and Juris Doctor degree from Nova Southeastern University and a Master of Laws in Securities and Financial Regulation from Georgetown University Law Center. Mr. Ferola has authored numerous articles on corporate and securities laws, with a particular focus on audit committees and regulations implemented in the wake of the Sarbanes-Oxley Act of 2002.

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Executive Compensation
Executive Summary
Our Compensation Philosophy and Goals
We believe that our long-term success is directly related to our ability to attract, motivate and retain highly talented individuals with outstanding ability and potential who are committed to continually improving financial performance, achieving profitable growth and enhancing stockholder value.
To that end, our compensation program is generally designed to provide performance-oriented incentives that fairly compensate our executive officers and enable us to attract, motivate and retain executives with outstanding ability and potential. Our compensation program consists of both short-term and long-term components, including cash and equity-based compensation, and is intended to reward consistent performance that meets or exceeds formally established corporate and financial performance goals and objectives. Our Compensation Committee and our senior management are focused on providing an appropriate mix of short-term and long-term incentives. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to the generation of long-term stockholder value.
The Management Incentive Plan (“MIP”), our annual cash incentive bonus plan, is based primarily on two financial measures and several corporate performance objectives. The two financial measures are revenue and adjusted EBITDA, which is our earnings before interest, taxes, depreciation and amortization, stock compensation expense and excluding expenses that are considered not necessary to support the ongoing business or which are nonrecurring in nature (for the 2018 reconciliation of GAAP net income attributable to to BioTelemetry, Inc. to adjusted EBITDA, see “Non-GAAP Financial Measures” below). The corporate performance objectives vary by year and are intended to encourage our executives to build and maintain an infrastructure that supports growth and strategy and increases revenues. In 2018, these corporate performance objectives included the achievement of synergies related to the LifeWatch acquisition, commercial launches of certain products, revenue growth in the Research segment and assessing various growth opportunities.
The same metrics utilized for our MIP are referenced for determining initial awards under our Long-Term Incentive Plan (“LTIP”). Historically, the long term incentive awards were split equally between RSUs and stock options. Beginning in 2018, the long term incentive awards are split equally between RSUs, stock options and performance-based stock units (“PSUs”). The RSUs vest in full on the third anniversary of the grant date, 25% of the stock options vest annually on the anniversary of the grant date over a four-year period and the PSUs vest at the end of a three-year period only if specific financial performance metrics have been deemed to be achieved, and the number of vested shares will then be modified based on relative total shareholder return. We believe that the time-vested aspect of the RSUs, stock options and PSUs promotes the retention of key talent and encourages stock ownership. Additionally, the PSUs encourage the achievement of long-term performance objectives and stock appreciation.

Most Recent Say-on-Pay Results
We have determined that our stockholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our stockholders at our 2018 Annual Meeting of Stockholders. At our 2018 Annual Meeting of Stockholders, we held a stockholder “Say-on-Pay” advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement. Stockholders expressed overwhelming support for the compensation of our NEOs, with approximately 96% of the votes (present at the meeting and entitled to vote) approving NEO compensation.
Our Compensation Committee considered this vote as demonstrating strong support for our compensation programs and continued to apply the same effective principles and philosophies that have been applied in prior years when making compensation decisions for 2018. These principles and philosophies are highlighted above and described more fully below.
The next advisory vote on executive compensation will take place at our 2020 Annual Meeting of Stockholders, and the frequency of the advisory vote on executive compensation will take place at our 2023 Annual Meeting of Stockholders.

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2018 Financial Highlights
2018 was a record year for us. We delivered exceptional financial performance in 2018, posting the highest revenue and adjusted EBITDA in our corporate history. Compared to 2017, revenue grew by 39.3% and adjusted EBITDA grew by 73.7%. Our stock price finished the year at $59.72 per share, up 99.7% year over year.

Non-GAAP Financial Measures
The following table reconciles 2018 GAAP net income attributable to BioTelemetry, Inc. to adjusted EBITDA for short-term and long-term incentive purposes relating to the MIP and LTIP financial metrics set forth in this proxy statement. Management uses adjusted EBITDA so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the performance of the Company for the period being reported. Adjusted EBITDA excludes certain non-cash and non-operating items to facilitate comparisons and provides a meaningful measurement that is focused on the performance of our ongoing operations.
2018 Financial Measures

Consolidated Performance (in thousands)
Net income attributable to BioTelemetry, Inc. — GAAP	$42,820
Net loss attributable to noncontrolling interest	(946)
Benefit from income taxes	(370)
Total other expense	8,310
Other charges(1)	14,659
Depreciation and amortization expense(2)	39,637
Stock compensation expense	9,261
Adjusted EBITDA(3)	$113,371

(1)
For the year ended December 31, 2018, other charges consisted primarily of $9.6 million for the integration and restructuring activities related to the LifeWatch acquisition, $2.4 million for patent litigation, a $1.8 million reserve for a note receivable with a bankrupt customer and $1.2 million of other costs primarily related to previous acquisitions, partially offset by a $0.7 million reduction in contingent consideration related to a 2016 acquisition.

(2)
For the year ended December 31, 2018, depreciation and amortization expense excludes approximately $0.5 million of expense related to the write-off of assets as a result of the dissolution of entities acquired as part of the LifeWatch acquisition in 2017. This expense is included in Other charges.

(3)
A full discussion of components of adjusted EBITDA is found in our fourth-quarter and full-year 2018 earnings press release furnished on our Current Report on Form 8-K with the SEC on February 21, 2019.

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Executive Compensation Elements

Compensation Element	Objectives	Key Features
Base Salary
Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to responsibility, experience, skills and capability relative to the market

•    Annual cash compensation that is not at risk
•    Targeted to the 50th percentile of our peer group, with variations based on experience, skills and other factors
•    Adjustments considered annually based on level of pay relative to our peer group, individual responsibilities and individual and corporate performance

MIP
Focuses executives on annual results by rewarding them for achieving key budgeted financial and corporate performance targets
Links executives’ interests with those of stockholders by promoting profitable growth
Helps retain executives by providing market-competitive compensation

•    At-risk cash awards based on revenue, adjusted EBITDA and certain corporate performance objectives
•    Annual awards vary from 0% to 200% of the targeted amount
•    Cash bonuses are generally paid out within the first quarter
•    Targeted so that the total of base salary and bonus is expected to fall between the 50th and 75th percentile of our peer group if the earned bonus is 100% of the targeted amount

LTIP (RSUs, Stock Options and PSUs)
Aligns executives’ interests with those of stockholders by linking compensation with financial and corporate performance
Drives stockholder value
Provides a retention incentive for key employees through multi-year RSU, stock option and PSU vesting
Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk-taking
Rewards key employees for demonstrated value creation

•    At-risk long-term compensation
•    Targeted so that total compensation approximates the 50th percentile of our peer group (actual grant values may vary from the LTIP Target Value, as defined below, based on consideration of both company and individual executive performance)
•    RSUs vest on the third anniversary of the grant date; stock options vest in annual increments over a four-year period; PSUs vest at the end of a three-year period only if specific financial performance metrics have been deemed to be achieved, and the number of vested shares will then be modified based on total shareholder return
•    Performance-based equity awards encourage the achievement of long-term performance objectives and stock appreciation
•    Time-based equity awards encourage stock ownership and promote the retention of NEOs

2018 MIP Bonuses (Cash)
MIP payouts for all executives, including the NEOs, are based on our performance against revenue, adjusted EBITDA and certain corporate performance objectives. The target bonus is set as a percentage of base salary, which for the NEOs, ranges from 50% to 100%. 2018 MIP target goals were set by our Compensation Committee based on the budget approved by our Board and our

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Compensation Committee’s determination that the targets contained sufficient “stretch.” For 2018, our Compensation Committee determined that the financial and corporate performance goals under the MIP were to be weighted as follows:

Goal	Percent of Payout
Revenue	30%
Adjusted EBITDA	30%
Corporate objectives	40%
For 2018, our Compensation Committee determined that we achieved 143% of our revenue target and 200% of our adjusted EBITDA target as shown in the table below. See footnotes to “Compensation Discussion and Analysis; Part 1 - 2018 Performance, Compensation Committee Actions, Compensation Practices and Decisions; Our Management Incentive Plan; Financial Results for MIP Purposes” below.
2018 MIP and LTIP Performance Against Primary Financial Metrics
Threshold, Target and Actual Performance

2018 LTIP Awards (RSUs, Stock Options and PSUs)
Long-term incentive compensation opportunities for our executives, including the NEOs, are entirely equity based and reference the same financial and corporate performance objectives as our MIP: (i) revenue, (ii) adjusted EBITDA and (iii) certain corporate performance objectives. Our LTIP grants are designed to encourage stock ownership and promote the retention of key talent. Under our LTIP, eligible executives receive an award of time-vested RSUs, stock options and PSUs, approximately equal in LTIP Target Value. The grants made in a particular year are made considering the Company’s prior year performance against the financial and corporate performance objectives discussed above. The RSUs vest in full on the third anniversary of the grant date, 25% of the stock options vest annually on the anniversary of the grant date over a four-year period and the PSUs vest at the end of a three-year period only if specific financial performance metrics have been deemed to be achieved, and the number of vested shares will then be modified based on total shareholder return. The LTIP Target Value of each NEO’s LTIP grant is determined by our Compensation Committee based on its review of peer-group market data, the executive’s roles and responsibilities, his or her impact on our results and advancement potential. LTIP Target Value (“LTIP Target Value”) is computed as the NEO’s base salary, multiplied by their LTIP grant target percentage, multiplied by our Compensation Committee’s target equity payout percentage, and is used as the numerator for the determination of the number of RSUs, stock options and PSUs to be granted. Our achievement levels with respect to our financial performance goals are set forth above.

Our Compensation Practices
We continue to incorporate leading practices into our compensation programs:

•	Our compensation philosophy targets total direct compensation of our NEOs at the 50th percentile of peer group companies.

•	We prohibit our employees, officers and directors from hedging or engaging in any speculative trading with respect to our common stock.

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•	We do not provide tax “gross-ups” for perquisites provided to our executive officers.

•	Our equity-incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

•
We do not have “single trigger” features on parachute payments in any employment agreements, with the exception of our Chief Executive Officer whose equity awards immediately accelerate and become fully vested upon a change in control.

•	We have not provided golden parachute excise tax gross-ups in any employment agreements offered to executives.

•
We require our executive officers to meet stock-ownership guidelines with respect to shares acquired upon vesting or exercise. The ownership guideline for our Chief Executive Officer is four times base salary, the guideline for our Chief Financial Officer is two times base salary and the guideline for our other executive officers is one times base salary. Executive officers must retain 100% of the shares (on a net, after-tax basis) acquired upon the exercise of options or vesting of other equity awards until the guideline is satisfied.

•
Our Compensation Committee has engaged an independent outside compensation consultant. See “Compensation Discussion and Analysis; Part 2 - Compensation Framework; Role of the Compensation Consultant and Executives” below.

•
In the event of a material restatement of our financial results, our Board or our Compensation Committee will review the incentive compensation that was paid or awarded, with respect to the period to which the restatement relates, to our current and former officers who engaged in fraud or other misconduct that resulted in the restatement, and may, in its sole discretion recoup any incentive-based compensation paid or awarded to the current or former officer(s) in excess of the amount that would have been paid or awarded to the current or former officer(s) under our restated financial statements.

Compensation Discussion and Analysis
This section discusses our executive compensation program for 2018, the compensation decisions made under those programs and the factors that were considered by our Compensation Committee in making those decisions. It focuses on the compensation for each of our NEOs for 2018:

•	Joseph H. Capper, President and Chief Executive Officer;

•	Heather C. Getz, Executive Vice President and Chief Financial Officer;

•	Fred (Andy) Broadway III, President, BioTel Heart;

•	Daniel Wisniewski, Senior Vice President, Technical Operations; and

•	Peter F. Ferola, Senior Vice President and General Counsel.
This Compensation Discussion and Analysis is divided into two parts:
Part 1 discusses our 2018 performance, our Compensation Committee’s actions, our compensation practices and the compensation decisions for our NEOs.
Part 2 discusses our compensation framework in more detail, including how we apply our compensation philosophy and determine competitive positioning of our executive compensation and other policies.

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Part 1 – 2018 Performance, Compensation Committee Actions, Compensation Practices and Decisions

2018 Performance Overview
2018 was an outstanding year for the Company and our stockholders. Among the accomplishments of our executive team, led by Mr. Capper, were:

•	The successful integration of LifeWatch;

•	Exceptional financial performance in 2018, achieving record annual revenue of $399.5 million and record adjusted EBITDA of $113.4 million;

•	Significant mobile cardiac telemetry and extended-wear Holter growth; and

•	Achieved 26th consecutive quarter of year-over-year revenue growth.

Executive Compensation Elements
The following chart summarizes the key features of each element of our executive compensation program: Cash (salary and annual bonus); Equity (long-term incentive); Retirement (retirement benefit program) and Other (perquisites). Each type is discussed in detail in the remainder of this Compensation Discussion and Analysis, and the accompanying tables.

Compensation Element	Type	Key Features
Cash	Salary
•    Fixed amount of compensation based on experience, contribution and responsibilities.
•    Salaries reviewed annually and adjusted based on market practice, individual performance and contribution, length of service and other internal factors.

MIP
•    Cash awards based on revenue, adjusted EBITDA and certain corporate performance objectives. See “Our Management Incentive Plan; Financial Results for MIP Purposes” below.
•    Annual awards vary from 0% to 200% of the targeted amount.

Equity	LTIP (RSUs, stock options and PSUs (approx. equal in LTIP Target Value))
•    Grant values vary from target considering revenue, adjusted EBITDA and certain corporate performance objectives.
•    RSUs vest on the third anniversary of the grant date.
•    Options vest annually on the anniversary of the grant date in equal amounts over a four-year period and expire ten years from the grant date.
•    PSUs vest at the end of a three-year period only if specific financial performance metrics have been deemed to be achieved, and the number of vested shares will then be modified based on total shareholder return.

Retirement	401(k) Plan
•    Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to code limits, and receive a matching Company contribution of 100% on the first 3% of compensation deferred under the 401(k) plan and 50% on the next 2% of compensation deferred under the 401(k) plan.

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Summary of Key 2018 Compensation Decisions
The following highlights our Compensation Committee’s key NEO compensation decisions for 2018, as reported in the “Executive Compensation; Compensation Tables; Summary Compensation Table” below. The decisions were made after considering input from our Compensation Committee’s independent compensation consultant, Willis Towers Watson & Co. (“Willis Towers Watson”).
Chief Executive Officer Compensation
In January of 2018, our Compensation Committee took the following actions on Mr. Capper’s compensation:

•	His base salary was $640,000 (an increase of 10.5% over 2017);

•	His MIP target award opportunity was $640,000 (100% of base salary); and

•	His LTIP Target Value was $1,920,000 (300% of base salary an increase of 50% over 2017).
After benchmarking Mr. Capper’s compensation with our peer group, our Compensation Committee determined that Mr. Capper was between the 50th and 75th percentiles for overall compensation.
Compensation of Other NEOs
In January of 2018, our Compensation Committee approved salaries and set incentive-compensation targets of the other NEOs taking into account the Chief Executive Officer’s recommendations, the advice of Willis Towers Watson, peer group salary data, relative duties and responsibilities, advancement potential and impact on our financial and strategic performance. Consistent with the approach for the Chief Executive Officer, our Compensation Committee: (i) provided no increases in target MIP, (ii) increased LTIP incentive compensation as a percentage of base salary for Ms. Getz and Messrs Broadway, Wisniewski and Ferola to 175%, 100%, 80% and 80%, respectively, and (iii) increased the base salary of Ms. Getz and Messrs Broadway, Wisniewski and Ferola to $395,500, $348,500, $340,500 and $337,500, respectively. The change to the LTIP awards as a percentage of base salary was effective for the 2018 LTIP grant, which considers 2017 performance. The 2018 base salary and target LTIP modifications were primarily as a result of an analysis of revised peer group salary data in light of the acquisition of LifeWatch, which indicated that our long-term incentive compensation for our NEOs significantly lagged that of our peer group. Additionally, the modifications were a result of the Company’s growth in connection with recent acquisitions, including LifeWatch, which significantly increased the size of the Company and the responsibilities of our NEOs. Mr. Broadway’s 2018 base salary also reflects his additional responsibilities in connection with his promotion to President, BioTel Heart.
2017-2019 NEO Base Salaries and MIP Target

Name	2017 Base Salary	2018 Base Salary	2019 Base Salary	MIP 2018 Target as % of Salary
Joseph H. Capper	$579,000	$640,000	$659,500	100%
Heather C. Getz	$380,000	$395,500	$407,500	60%
Fred (Andy) Broadway III	$303,000	$348,500	$359,000	50%
Daniel Wisniewski	$333,500	$340,500	$351,000	50%
Peter F. Ferola	$324,500	$337,500	$348,000	50%
Long-Term Incentive Plan Composition
During 2017, our Compensation Committee reviewed the LTIP and determined that performance-contingent awards should be added to the LTIP. Therefore, awards issued in 2018 and thereafter will be split, based on LTIP Target Value, evenly among RSUs, stock options and PSUs. Our Compensation Committee’s decision and details regarding the performance-contingent awards are described in more detail below.

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Our Management Incentive Plan
Plan Criteria and Rationale
The annual incentives for all MIP participants, including the NEOs, are based on our financial and corporate performance as a whole measured primarily by revenue, adjusted EBITDA and certain corporate performance objectives.
In 2018, as in past years, our Compensation Committee evaluated the continued use of the MIP financial and corporate performance objectives using the following principles:

•	Metrics that support achievement of an annual Board-approved operating plan;

•	Metrics that support profitable growth while preserving cash for longer-term investment;

•	Metrics that provide a clear line of sight—i.e. that are clearly understood and can be affected by the performance of our executives and employees;

•	Metrics that are consistent with market practice and commonly used within our peer group; and

•	Corporate performance metrics that encourage our executives to build and maintain an infrastructure that supports our growth and financial performance.
Following this review, our Compensation Committee concluded that the continued use of these measures supports these principles because they are linked to top-line growth, the creation of stockholder value and encourage our executives to continue to build a successful and growing commercial organization. For 2018, our Compensation Committee determined that the financial and corporate performance goals under the MIP were weighted as follows:

Goal	Percent of Payout
Revenue	30%
Adjusted EBITDA	30%
Corporate objectives	40%
Target Setting
The target MIP awards for our NEOs are set as a percentage of base salary. Target awards are reviewed annually to ensure alignment with our compensation philosophy to target total direct compensation at the market median. Variances from this goal are based on an evaluation of competitive market data, internal equity considerations among the Chief Executive Officer’s direct reports and individual performance evaluations.
For 2018, target MIP opportunities for the NEOs ranged from 50% to 100% of their year-end base salary rate, as follows:

NEO	Target %
Joseph H. Capper	100%
Heather C. Getz	60%
Fred (Andy) Broadway III, Daniel Wisniewski and Peter F. Ferola	50%
Our Compensation Committee has historically approved funding of MIP as set forth below:

Year	MIP Funding % of Target
2010	57.5%
2011 and 2012	50.0%
2013 and 2014	85.0%
2015, 2016 and 2017	100.0%

2019 Annual Meeting and Proxy Statement | 26

Financial Results for MIP Purposes
Our Compensation Committee set the MIP targets based on its evaluation of the budget amounts and its assessment that the targets contained a sufficient degree of “stretch.”
2018 Performance Metrics, Weight and Achievement

						Milestone
	Metric	Objectives				Achievement
MIP Objective ($ millions, except percentages)	Weight	Threshold	Target	Maximum	Results	% of Target
Revenue	30%	344.0	382.5	421.0	399.5	143%
Adjusted EBITDA(1)	30%	75.0	93.5	112.0	113.4	200%
Corporate objectives(2)	40%	—	—	—	—	100%

(1)
For a reconciliations of 2018 GAAP net income attributable to BioTelemetry, Inc. to adjusted EBITDA for short-term and long-term incentive purposes relating to the MIP and LTIP financial metrics, please see “Executive Compensation; Executive Summary; Non-GAAP Financial Measures” above.

(2)
Our 2018 corporate performance objectives included the achievement of synergies related to the LifeWatch acquisition, commercial launches of certain products, revenue growth in the Research segment and assessing various growth opportunities.

2018 MIP Awards
In 2019, our Compensation Committee evaluated the level of achievement of our financial and corporate performance objectives relating to operational commitments relative to the executive officer’s position, and approved funding of the 2018 MIP award at 120% of target. In making its decision to approve 2018 MIP awards, our Compensation Committee acknowledged the management team’s achievement of the corporate performance objectives and the revenue of $399.5 million and adjusted EBITDA of $113.4 million.
The table below sets forth 2018 target MIP opportunities for our NEOs and the actual payout amounts and percentage of achievement of the target amounts. The actual payout amounts are computed based on the actual performance.
2018 MIP Target and Actual Payouts and Achievement

Name	2018 Target Award ($)	2018 Actual Award ($)	Actual Achievement % of Target
Joseph H. Capper	640,000	768,000	120%
Heather C. Getz	237,300	284,760	120%
Fred (Andy) Broadway III	174,250	209,100	120%
Daniel Wisniewski	170,250	204,300	120%
Peter F. Ferola	168,750	202,500	120%

Our Long-Term Incentive Plan
Plan Criteria and Rationale
Long-term compensation for all our executives, including our NEOs, is entirely equity-based. Our LTIP is structured to align our executives’ interests with stockholders and to emphasize our Compensation Committee’s expectation that our executive officers should focus their efforts on growing our business while carefully managing capital.
The objectives of the LTIP are as follows:

•	drive growth in stockholder value;

•	reward key employees for demonstrated value creation;

•	encourage the achievement of long-term performance objectives and stock appreciation;

27 | 2019 Annual Meeting and Proxy Statement

•	promote retention for key employees; and

•	build equity ownership among the executive team.
We believe that providing our executives the opportunity to increase their ownership of our stock is in the best interests of our stockholders because it will better align our executives with our stockholders and will encourage achievement of long-term performance objectives.
To help further these objectives, our Compensation Committee considers the same financial and corporate performance objectives that we use for non-equity based compensation under our MIP in determining LTIP Target Values relative to the target awards. At the beginning of each calendar year, awards are granted following our Compensation Committee’s evaluation of the achievement of the goals under our MIP. For the 2018 performance year, these LTIP targets were revenue of $382.5 million, adjusted EBITDA of $93.5 million and certain corporate performance objectives.
Historically, prior to 2018, one-half of the award was granted in the form of a stock option award while the other half of the award was granted in the form of an RSU award. The RSU awards vest in full on the third anniversary of the grant date, and 25% of the stock options vest annually on the grant date over a four-year period.
After the acquisition of LifeWatch, our Compensation Committee reviewed, with the assistance of Willis Towers Watson, the LTIP and determined that the LTIP opportunities for our executive officers were below market levels and that the majority of our peers regularly granted awards with performance-contingent vesting. While we previously issued performance-contingent awards in 2014, our Compensation Committee determined that awards issued in 2018 and thereafter would be split approximately evenly among RSUs, stock options and PSUs based on the LTIP Target Value. Our Compensation Committee’s primary objectives in adding PSUs to the LTIP were as follows:

•	balance management’s focus on achieving financial objectives over both annual (through MIP) and multi-year periods (through PSU grants);

•	ensure that the LTIP strengthens the relationship between pay and performance while also aligning the interests of participants with stockholders;

•	promote retention;

•
incorporate an external market perspective on performance results by linking the earned award to the Company’s total shareholder return during the measurement period as compared to a broad market index; and

•	have a straightforward design that is easy to explain to stockholders and to participants.
Therefore, for LTIP awards issued in 2018 and thereafter:

(i)	approximately one-third of the award is granted in the form of an RSU, based on the closing stock price on the grant date and will vest in full on the third anniversary of the grant date;

(ii)
approximately one-third of the award is granted in the form of a PSU, based on target performance and the closing stock price on the grant date and will vest at the end of a three-year period and vest only if specific performance metrics have been deemed to be achieved and then the number of vested shares will be modified based on total shareholder return; and

(iii)
approximately one‑third of the award is granted in the form of a stock option, based on a ratio of peer grant fair value relative to stock price at the time of grant and will vest annually on the date of the grant in equal amounts over a four-year period.

Stock awards enable our executive officers to participate in any increase in stockholder value and personally participate in the risks of business setbacks. It is our belief that long-term incentives motivate and reward successful long-term value creation and the achievement of financial goals for us and our stockholders, as well as help us retain top executive talent.
All executive officers and other employees selected by our Compensation Committee are eligible to receive awards under the LTIP. The participants in the LTIP will receive awards based on each individual’s LTIP Target Value, which is determined by our Compensation Committee. Our Compensation Committee decided to increase the LTIP Target Values after a market analysis in the fall of 2017. The increases were designed to align the LTIP Target Values with the median targets determined in the market analysis.

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For our NEOs, the individual LTIP Target Values approved by our Compensation Committee for fiscal 2017 and 2018 performance, expressed as a percentage of each person’s base salary, were as follows:

NEO	2019 LTIP Grant Target % Considering 2018 Results	2018 LTIP Grant Target % Considering 2017 Results
Joseph H. Capper	300%	300%
Heather C. Getz	175%	175%
Fred (Andy) Broadway III	100%	100%
Daniel Wisniewski and Peter F. Ferola	80%	80%
In 2018, our Compensation Committee awarded at 120% of the target equity payout to executives under the 2018 LTIP considering our 2017 results. In 2019, our Compensation Committee awarded at 130% of target equity payout to executives under the 2019 LTIP considering our 2018 results.
LTIP Target Values

	2019 LTIP Grant
	(considering 2018 performance)
	130% of Target Value
	Grant date price of $76.01(1)(2)
	LTIP Target			PSUs
	Value(3)	Options	RSUs	Threshold	Target	Max
	($)	(#)	(#)	(#)	(#)	(#)
Joseph H. Capper	2,496,000	26,062	10,946	4,105	10,946	21,892
Heather C. Getz	899,763	9,395	3,946	1,480	3,946	7,892
Fred (Andy) Broadway III	453,050	4,731	1,987	745	1,987	3,974
Daniel Wisniewski	354,120	3,698	1,553	582	1,553	3,106
Peter F. Ferola	351,000	3,665	1,540	578	1,540	3,080

(1)
The 2019 LTIP grant date fair values computed in accordance with FASB ASC Topic 718 will be reported in the 2019 Summary Compensation Table of the proxy statement for the 2020 Annual Meeting of Stockholders.

(2)	Grant date of February 14, 2019.

(3)
LTIP Target Value is computed as the NEO’s base salary, multiplied by their LTIP grant target percentage, multiplied by our Compensation Committee’s target equity payout percentage and is used as the numerator for the determination of the number of RSUs, stock options and PSUs to be granted. The LTIP Target Value is not the sum of the fair values computed in accordance with FASB ASC Topic 718.

	2018 LTIP Grant
	(considering 2017 performance)
	120% of Target Value
	Grant date price of $33.35(1)(2)
	LTIP Target			PSUs
	Value(3)	Options	RSUs	Threshold	Target	Max
	($)	(#)	(#)	(#)	(#)	(#)
Joseph H. Capper	2,084,000	49,604	20,834	7,813	20,834	41,668
Heather C. Getz	798,000	18,991	7,977	2,991	7,977	15,954
Fred (Andy) Broadway III	363,600	8,653	3,635	1,363	3,635	7,270
Daniel Wisniewski	320,160	7,620	3,200	1,200	3,200	6,400
Peter F. Ferola	311,520	7,414	3,114	1,168	3,114	6,228

(1)	The 2018 LTIP grant date fair values computed in accordance with FASB ASC Topic 718 are reflected in the “2018 Summary Compensation Table” appearing below.

29 | 2019 Annual Meeting and Proxy Statement

(2)	Grant date of February 14, 2018.

(3)
LTIP Target Value is computed as the NEO’s base salary, multiplied by their LTIP grant target percentage, multiplied by our Compensation Committee’s target equity payout percentage and is used as the numerator for the determination of the number of RSUs, stock options and PSUs to be granted. The LTIP Target Value is not the sum of the fair values computed in accordance with FASB ASC Topic 718.

Equity Award Grant Practices
LTIP Target Values used to determine the number of units to be awarded are ultimately determined by our Board and are not formulaic based on prior year performance, which allows them to vary from target considering prior year performance, year-over-year performance and other factors. There also is not a minimum grant requirement.
Our Compensation Committee also delegates authority to our Chief Executive Officer to make a limited number of equity grants between meetings to employees, including in connection with the hiring or promotion of employees, annual sales meeting awards, or for retention purposes.

Equity Plans
2017 Omnibus Incentive Plan
In 2017, we adopted the BioTelemetry, Inc. 2017 Omnibus Incentive Plan (the “2017 OIP”). The 2017 OIP is available to all executive officers on the same basis as our other employees.
Our 2017 OIP authorizes us to grant stock options, stock appreciation rights, restricted stock, RSUs, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards and cash bonus awards. All stock options granted to our employees and directors were granted with an exercise price that was no less than the fair market value of a share of our common stock on the grant date. Since January 2009, all new grants vest in annual 25% increments over a four-year period and have a ten‑year term (unless terminated earlier due to termination of service with us).
We previously maintained the 2008 Equity Incentive Plan (the “2008 EIP”). Following the approval of the 2017 OIP, we terminated the 2008 Plan with respect to grants of new awards.
2017 Employee Stock Purchase Plan
In 2017, we adopted the BioTelemetry, Inc. 2017 Employee Stock Purchase Plan, which became effective on May 11, 2017. The BioTelemetry, Inc. 2017 Employee Stock Purchase Plan is available to all executive officers on the same basis as our other employees. We previously maintained the 2008 Employee Stock Purchase Plan. Following the approval of the BioTelemetry, Inc. 2017 Employee Stock Purchase Plan, we terminated the 2008 Employee Stock Purchase Plan.

2019 Annual Meeting and Proxy Statement | 30

Part 2 – Compensation Framework

Compensation Philosophy and Objectives
Our compensation philosophy is to provide competitive executive pay opportunities tied to the Company’s success. This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased stockholder value. To reach these goals, we have adopted the following program objectives:

•	Have a strong pay-for-performance element with a major portion of executive pay “at risk” based on achievement of financial and corporate performance goals.

•	Support achievement of both operating performance and strategic corporate performance objectives.

•	Link management compensation with the interests of stockholders.

•	Be fair and market-competitive to assure access to needed talent.

•	Provide compensation opportunities that are consistent with each executive’s responsibilities, experience and performance.

•	Promote retention of key employees.

•	Design compensation incentive programs that promote a sensible risk/reward balance, and that do not encourage unnecessary or unreasonable risk-taking.

Applying our Compensation Philosophy
We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk‑taking that could harm our value or reward poor judgment by our executives. The features of these practices and programs also reflect sound risk management practices. We believe we have allocated our compensation among base salary and short-term and long‑term compensation target opportunities in such a way as to not encourage excessive risk taking. This is based on our belief that applying company‑wide metrics encourages decision-making that is in the best long‑term interests of us and our stockholders. In addition, we believe that the mix of equity award instruments used under our LTIP, including RSUs, stock options and PSUs, in each case, that vest over multi‑year periods also mitigates risk and properly accounts for the time horizon of risk.
We apply our compensation philosophy and objectives as follows:

Compensation Component	Objectives
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market.
MIP Award
At-risk cash bonuses focus NEOs on annual results by rewarding them for achieving key budgeted financial and corporate performance targets.
Links interests of NEOs with those of stockholders by promoting strong profitable growth.
Helps retain NEOs by providing market-competitive compensation.

LTIP Award (RSUs, Stock Options and PSUs)
At-risk long-term compensation aligns interests of NEOs with those of stockholders by linking compensation with financial and corporate performance, including contingent long-term compensation based on long-term performance.
Retains NEOs through multi-year RSU, stock option and PSU vesting.
Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk-taking.

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Competitive Positioning
In support of our compensation philosophy, we target executive officer compensation at the median values of a peer group of publicly traded companies in the medical products and services sector. Generally, our Compensation Committee’s consultant conducts a market analysis every other year. However, the most recent market analysis was completed during the fall of 2017 in order to account for the acquisition of LifeWatch. The results of this analysis were used by our Compensation Committee in determining executive officer compensation and LTIP awards made in 2018 and 2019. The results of the 2016 analysis were used by our Compensation Committee in determining executive officer compensation for 2017. As described more fully below, the market references are among many different factors considered by our Compensation Committee when setting executive officer compensation.
Given our size and diverse business portfolio, identifying peer companies using conventional criteria such as revenues and industry classification can be challenging. Our Compensation Committee believes that using a peer group that includes companies that we compete for business and capital, and more broadly, those that we compete for talent, provides our Compensation Committee with decision-quality data and context, and is a reasonable representation of our labor market for executive talent. Our Compensation Committee regularly evaluates and, if appropriate, updates the composition of the peer group.
The companies included in the 2016 study peer group were recommended by Willis Towers Watson and approved by our Compensation Committee.
All peer companies in the 2016 study were classified to one of the following sub-industries by Standard & Poor’s: Health Care Equipment and Health Care Supplies. In addition, the proposed peer group considered whether companies used us as a peer in market analyses of executive officer compensation.
The peer group companies in the 2016 study used as a reference when establishing officer compensation for 2017 consisted of the following:

Abaxis, Inc.	Accuray, Inc.	Angiodynamics, Inc.	Atricure, Inc.
Cardiovascular Systems, Inc.	Cutera, Inc.	Cryolife, Inc.	Endologix, Inc.
Exactech, Inc.	ICU Medical, Inc.	Meridian Biosciences, Inc.	Natus Medical, Inc.
NXSTAGE Medical, Inc.	Orasure Technologies, Inc.	Quidel Corp.	The Spectranetics Corp.
Vascular Solutions, Inc.
The 17 peer companies in the 2016 study reflected the following criteria as of the most recent fiscal year completed at the time the study was completed(1):

2016 Study	Revenue	EBITDA	Employees	Market Cap
(in millions, except employees)	($)	($)	(#)	($)
High	380	100	3,600	1,786
Median	194	14	619	618
Low	95	(42)	262	144

(1)
Revenue, EBITDA and Employees all were reported as of the most recent fiscal year completed at the time the study was conducted. Market capitalization values were calculated as of October 2016 using the most recent common stock outstanding reported and an average share price over the prior 200 days.

In 2017, our Compensation Committee determined that the sub-industries represented by the peer group should be expanded to include Health Care Services and Health Care Technology companies as well as Health Care Equipment and Health Care Supplies companies that were historically part of the peer group. In addition, our Compensation Committee determined that the peer group should reflect the size and scope of the Company after the acquisition of LifeWatch. In the fall of 2017, Willis Towers Watson provided a new peer group study used as a reference when establishing officer compensation and LTIP awards made in 2018 and 2019, which consisted of the following:

2019 Annual Meeting and Proxy Statement | 32

Abaxis, Inc.	*Almost Family, Inc.	*Analogic Corporation	AngioDynamics, Inc.
AtriCure, Inc.	Cardiovascular Systems, Inc.	*CONMED Corporation	*CryoLife, Inc.
*Haemonetics Corporation	*HMS Holdings Corp.	ICU Medical, Inc.	*Landauer, Inc.
Meridian Biosciences, Inc.	Natus Medical, Inc.	NXSTAGE Medical, Inc.	*Omnicell, Inc.
*Orthofix International N.V.	Quidel Corp.

*	New companies included in 2017 peer group.
The 18 peer companies in the 2017 study reflected the following criteria as of the most recent fiscal year completed at the time the study was completed(2):

2017 Study	Revenue	EBITDA	Employees	Market Cap
(in millions, except employees)	($)	($)	(#)	($)
High	886	138	15,500	2,406
Median	274	52	1205	926
Low	149	(42)	500	427

(2)
Revenue, EBITDA and Employees all were reported as of the most recent fiscal year completed at the time the study was conducted. Market capitalization values were calculated as of October 2017 using the most recent common stock outstanding reported and an average share price over the prior 200 days.

Setting Compensation
Our Compensation Committee annually reviews the total compensation of each executive officer—i.e. cash compensation (salary and target MIP opportunity) and long-term equity compensation (LTIP Target Value). Our Compensation Committee, with input from Willis Towers Watson, then sets the executive’s compensation target for the current year. Salary adjustments, if any, typically become effective in February of each year. In making its decisions, our Compensation Committee uses several resources and tools, including competitive market information and compensation trends within the peer group and the larger executive compensation environment.
To achieve its objectives for our executive compensation program, our Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels our Compensation Committee believes are competitive with those of other similarly situated companies that compete with us for executive talent and has engaged Willis Towers Watson to provide additional assurance that our executive compensation programs are reasonable and consistent with its objectives. Willis Towers Watson reports directly to our Compensation Committee, periodically participates in committee meetings, and advises our Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Although our Compensation Committee reviews the compensation practices of the companies in our peer group as described above, our Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, our Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each of our executive officers, as well as our overall financial performance. Our Compensation Committee believes this flexibility is particularly important in designing compensation arrangements to attract and retain executives.
Evaluating Performance
Determinations about corporate performance are based on the achievement of certain corporate performance objectives. Individual performance against goals are more subjective and are based on the judgments made at the discretion of our Compensation Committee and our Board, with input from our Chief Executive Officer, except as it relates to his own compensation. For our executive officers, other than himself, our Chief Executive Officer evaluates the performance of the executive officers on an annual basis and makes recommendations to our Compensation Committee with respect to annual salary adjustments, bonuses and annual equity awards. These recommendations are reviewed by our Compensation Committee on an aggregated basis so that our Compensation Committee can evaluate the compensation paid to our executives on a total compensation basis. While our Compensation Committee reviews the recommendations of our Chief Executive Officer with respect to executive officers other than himself, our Compensation Committee exercises its own discretion in approving salary adjustments for the upcoming year and discretionary cash and equity awards for all executives and communicates its final determination to our Board.
Stockholder Feedback
We value the feedback provided by our stockholders and have discussions with many of them on an ongoing basis regarding various corporate governance topics, including executive compensation. Stockholders are also provided the opportunity to cast an annual

33 | 2019 Annual Meeting and Proxy Statement

advisory vote on executive compensation. At our 2018 Annual Meeting of Stockholders, stockholders indicated their overwhelming support for the compensation of our NEOs, with over 96% support for the say-on-pay proposal. Our Compensation Committee considered this result and stockholder feedback in connection with establishing the compensation program. Our Compensation Committee will continue to consider stockholder feedback and the results of say-on-pay votes when making future compensation decisions.

Post-Employment Compensation Arrangements
Retirement Plans
Consistent with our compensation philosophy, we intend to continue to maintain broad-based retirement and welfare employee benefit programs for all of our employees, in which our NEOs are also eligible to participate. However, our Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable. Under our 401(k) retirement plan, there is a matching contribution of 100% on the first 3% of compensation deferred under the plan and 50% on the next 2% of compensation deferred under the plan (up to the applicable statutory limits under the Internal Revenue Code).
Termination Payments
The employment agreements for each of our NEOs provide for payments in the event that the executive is terminated by us without cause or by the executive for good reason, in each case, without regard to whether the termination occurs in the context of a change in control. With the exception of Mr. Capper, if the executive’s employment is terminated by us without cause or by the executive for good reason in connection with a change in control, all of the executive’s equity awards will immediately accelerate and become fully vested. All of Mr. Capper’s equity awards will immediately accelerate and become fully vested upon a change in control without regard to a termination of employment (unless he is terminated for cause). Payments and benefits to Messrs. Capper, Broadway, Wisniewski and Ferola and Ms. Getz will be modified to avoid any excise tax under Section 409A of the Internal Revenue Code to the extent the modification would result in a greater net after tax benefit to the executive. We believe these severance and change-in-control benefits are an essential element of our overall executive compensation package. The severance and change-in-control benefits were also determined through comparison to companies in our peer group. See “Executive Compensation; Estimated Payments Following Termination or Change in Control” below for further information regarding the payments and benefits under the employment agreements.
We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change in control and encourage them to act in the best interests of the stockholders in assessing a transaction.
We do not have any “single trigger” features on parachute payments in any employment agreements, with the exception of our Chief Executive Officer whose equity awards immediately accelerate and become fully vested upon a change in control. We also have not provided golden parachute excise tax gross-ups in any employment agreements offered to executives.

Other Compensation Policies
Personal Benefits
We provide our NEOs with other benefits that we believe are reasonable and competitive so that we may attract and retain talented senior executives. In total, they represent a small percentage of the NEOs’ overall compensation, and our Compensation Committee has reduced many of them in recent years. We do not provide perquisite gross-ups. These benefits are reflected in the “All Other Compensation” column of the “2018 Summary Compensation Table” below.
Stock-Ownership Requirements
Stock-ownership goals align executives with the interests of stockholders and encourage a long-term focus. All of our executive officers must retain shares acquired upon vesting or exercise if their ownership level is below the value equal to particular multiples of their base salary. Our Compensation Committee established a goal of four-times base salary for the Chief Executive Officer, two-times base salary for the Chief Financial Officer and one-time base salary for all other executives. Executive officers must retain 100% of the shares (on a net, after-tax basis) acquired upon the exercise of options or vesting of other equity awards until the guideline is satisfied. All NEOs currently meet these guidelines.

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Policy on Hedging and Speculative Trading
We prohibit directors, officers, employees and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock at any time. In addition, we prohibit our officers, directors, employees and consultants from margining, or making any offer to margin, any of our stock, including without limitation, borrowing against such stock, at any time.
Clawback Policy
In the event of a material restatement of our financial results, we will review the incentive compensation that was paid or awarded, with respect to the period to which the restatement relates, to our current and former officers who engaged in fraud or other misconduct that resulted in the restatement. To the extent permitted by law and as our Compensation Committee in its sole discretion deems appropriate and in our best interests, we may seek the recoupment or forfeiture of any incentive-based compensation paid or awarded to the officer in excess of the amount that would have been paid or awarded to the officer under our restated financial statements.

Risk Considerations in Our Compensation Programs
Our Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long‑term financial and corporate performance objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•
A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of salary, annual cash incentives and long‑term equity incentives, representing a mix that is not overly weighted toward short‑term cash incentives.

•	Multiple Performance Factors—Our incentive compensation plans use company‑wide metrics, which encourage focus on the achievement of objectives for our overall benefit.

•	The MIP and LTIP awards are each dependent on multiple performance metrics, including revenue and adjusted EBITDA, as well as corporate goals related to specific strategic or operational objectives.

•
The LTIP awards are equity‑based and have two components: (1) achievement of certain financial and corporate performance objectives and (2) time-based vesting. The RSUs vest on the third anniversary of the grant date, the stock options vest annually on the grant date over a four-year period and the PSUs vest at the end of a three-year period only if specific financial performance metrics have been deemed to be achieved, and the number of vested shares will then be modified based on total shareholder return.

•	We have a stock ownership and holding policy to better align the financial interests of our executives with those of our stockholders.

•	We have adopted a clawback policy allowing us, in certain circumstances, to recoup incentive compensation paid in the event of a material restatement of our financial statements.
Additionally, our Compensation Committee considered an assessment of compensation‑related risks for all of our employees. Based on this assessment, our Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In making this evaluation, our Compensation Committee reviewed the key design elements of our compensation programs in relation to industry norms as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and our Board.

Role of the Compensation Consultant and Executives
Our Compensation Committee approves all compensation decisions for our NEOs, other than our Chief Executive Officer, whose base salary and incentive compensation are approved by our Board with a recommendation from our Compensation Committee.

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Our Compensation Committee has the sole authority to retain or replace, as necessary, compensation consultants to provide it with independent advice. Our Compensation Committee has engaged Willis Towers Watson as its independent compensation consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management.
During 2018, the consultant performed the following tasks for our Compensation Committee:

•	Prepared competitive market data for the compensation of the executive officer group;

•	Prepared competitive market data for the compensation of our directors; and

•	Updated our Compensation Committee on executive compensation trends and regulatory developments.
The consultant provides no services to us other than its advice to our Compensation Committee on executive and director compensation matters. Our Compensation Committee determined Willis Towers Watson to be independent from us under the NASDAQ Listing Rules and SEC regulations.
Our Chief Executive Officer annually reviews the performance of each of the other executive officers, including the other NEOs. He then recommends annual merit salary adjustments and any changes in annual or long-term incentive opportunities for other executives. Our Compensation Committee considers the Chief Executive Officer’s recommendations in addition to data and recommendations presented by the consultant.
The Chief Executive Officer and other members of management also work with our Compensation Committee and consultant in determining the companies to be included in the peer group.

Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, our Compensation Committee recommended to our Board, and our Board approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and incorporated by reference in our 2018 Annual Report.

Compensation Committee
Joseph A. Frick, Chairman
Colin Hill
Rebecca W. Rimel

Pay Ratio Disclosure
In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we determined the ratio of the annual total compensation of Mr. Capper, our Chief Executive Officer, relative to the annual total compensation of our median employee. A new median employee was identified for 2018 because our employee population increased significantly due to the acquisition of LifeWatch.
The Company chose December 31, 2018, as the date for establishing the employee population used in identifying the median employee. As of that date, we had 1,552 employees, with 1521 employees based in the U.S. and 31 employees located outside of the U.S. As permitted by Item 402 of Regulation S-K, the employee population excluded all non-U.S. employees in accordance with the “de minimis” exemption, representing approximately 2.0% of our total U.S. and non-U.S. employees.  The excluded employees worked in the following jurisdictions: the Republic of North Macedonia (29), Belgium (1), and United Kingdom (1).
The Company identified the median employee using gross earnings (unreduced by any pre-tax medical or other benefits) as the consistently applied compensation measure. Permanent employees who joined in 2018 and permanent employees who were on leave during 2018 were assumed to have worked for the entire year.

2019 Annual Meeting and Proxy Statement | 36

For purposes of reporting annual total compensation and the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer’s and median employee’s annual total compensation were calculated consistent with the disclosure requirement of executive compensation under the Summary Compensation Table.
After applying the methodology described above, our median employee compensation using the Summary Compensation Table requirements was $52,429. Our Chief Executive Officer’s compensation in the Summary Compensation Table was $3,875,558. Therefore, our Chief Executive Officer to median employee pay ratio is 74:1.

37 | 2019 Annual Meeting and Proxy Statement

Compensation Tables
The following tables, narrative and footnotes discuss the compensation of the NEOs during 2018, 2017 and 2016.
2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph H. Capper President and Chief Executive Officer	2018	634,819	—	1,482,131	979,428	768,000	11,180	3,875,558
	2017	577,089	—	667,793	717,683	723,750	11,002	2,697,317
	2016	556,500	—	535,001	535,000	556,000	21,087	2,203,588
Heather C. Getz Executive Vice President and Chief Financial Officer	2018	394,184	—	567,484	374,976	284,760	11,180	1,632,584
	2017	371,101	—	155,246	166,850	285,000	11,002	989,199
	2016	345,000	—	126,783	126,788	207,000	21,359	826,930
Fred (Andy) Broadway III President, BioTel Heart	2018	344,636	—	258,594	170,853	209,100	24,231	1,007,414
	2017	301,981	—	87,310	93,827	189,375	11,002	683,495
	2016	291,000	—	85,585	85,587	145,000	21,467	628,639
Daniel Wisniewski Senior Vice President, Technical Operations	2018	339,905	—	227,648	150,456	204,300	12,789	935,098
	2017	332,905	—	97,959	105,268	166,750	11,002	713,884
	2016	326,500	—	79,996	80,002	163,250	23,433	673,181
Peter F. Ferola Senior Vice President and General Counsel	2018	336,396	—	221,530	146,389	202,500	11,180	917,995
	2017	323,821	—	94,952	102,048	178,475	11,002	710,298
	2016	316,500	—	77,498	77,501	158,250	19,750	649,499

(1)
The amounts in these columns do not reflect compensation actually received by the NEO nor do they reflect the actual value that will be recognized by the NEO. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the RSU awards and the option awards, please refer to the tables below. Beginning in 2018, this amount represents the grant date fair value of both RSUs and PSUs.

(2)
The amounts reported in this column reflect compensation earned for 2018, 2017 and 2016 performance under our MIP. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(3)
These amounts reflect our contributions to our 401(k) Plan and the amount of life insurance premiums paid by us on behalf of each NEO. Additionally, for Messrs. Broadway and Wisniewski, such amounts for 2018 include $13,051 and $1,609, respectively, related to the fair value of their compensation related to their participation in the BioTelemetry, Inc. 2017 Employee Stock Purchase Plan.

Components of Compensation
Stock Awards
We estimate the fair value of our stock-based compensation awards in accordance with FASB ASC Topic 718. The fair value of the RSUs granted to our NEOs on February 14, 2018 was $33.35.
As noted above in “Compensation Discussion and Analysis; Part 1 - 2018 Performance, Compensation Committee Actions, Compensation Practices and Decisions; Our Long-Term Incentive Plan”, we began awarding PSUs in 2018 as part of the LTIP. We estimate the grant date fair value of our PSUs using a Monte Carlo simulation. This model uses assumptions, including the risk free interest rate, expected volatility of our stock price and those of the performance group, dividends of the performance group members and expected life of the awards. If it is deemed probable that the PSU performance targets will be met, compensation expense is recorded for these awards ratably over the requisite service period. The PSUs are forfeited to the extent the performance criteria are not met within the service period. The fair value of the PSUs granted to our NEOs on February 14, 2018 was $37.79.

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The table below shows the grant date fair value for our performance-stock units granted on February 14, 2018:
2018 LTIP Performance-Stock Unit Grant Date Value Range(1)

		2018
	Threshold	Target	Max
Name	($)	($)	($)
Joseph H. Capper	295,253	787,317	1,574,634
Heather C. Getz	113,030	301,451	602,902
Fred (Andy) Broadway III	51,508	137,367	274,733
Daniel Wisniewski	45,348	120,928	241,856
Peter F. Ferola	44,139	117,678	235,356

(1)	The amounts reflect the aggregate grant date fair value of PSUs computed in accordance with FASB ASC Topic 718.
Option Awards
We estimate the fair value of our stock options using the Black‑Scholes option valuation model. The Black‑Scholes option valuation model requires the use of certain subjective assumptions. The most significant of these assumptions are the estimates of the expected volatility of the market price of our stock and the expected term of the option. We base our estimates of expected volatility on the historical average of our stock price. The expected term represents the period of time that options granted are expected to be outstanding. Other assumptions used in the Black‑Scholes option valuation model include the risk‑free interest rate and expected dividend yield. The risk‑free interest rate for periods pertaining to the expected term of each option is based on the U.S. Treasury yield of a similar duration in effect at the time of grant. We have never paid, and do not expect to pay, dividends in the foreseeable future.
The grant date fair value of our stock options granted to our NEOs was estimated using the following assumptions:

	Year Ended December 31,
Assumption	2018	2017	2016
Expected volatility	55.3%	59.2%	64.4%
Expected term (in years)	7.4	7.3	8.0
Risk-free interest rate	2.75%	2.08%	1.61%
Expected dividends	0.0%	0.0%	0.0%
Grant date fair value per option	$19.74	$18.05	$9.47
Non-Equity Incentive Plan Compensation
The amounts in the “Non-Equity Incentive Plan Compensation” column are MIP awards made with respect to 2018 performance. MIP awards are paid in cash in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.
All Other Compensation
The amounts in the “All Other Compensation” column consist of our contributions to our 401(k) Plan and the life insurance premiums paid by us on behalf of each NEO. Additionally, the amounts for Messrs. Broadway and Wisniewski include the fair value of their compensation related to their participation in the BioTelemetry, Inc. 2017 Employee Stock Purchase Plan. There were no tax gross-ups paid in 2018.

39 | 2019 Annual Meeting and Proxy Statement

2018 Grants of Plan-Based Awards Table
Stock options granted to our NEOs consist of a mixture of incentive stock options and non-qualified stock options. The exercise price per share of each stock option granted to our NEOs was equal to the closing stock price of our common stock as reported on the grant date. All stock options granted before the effective date of the 2017 OIP on May 11, 2017, were granted under the 2008 EIP. The following table provides information on the RSUs, stock options and PSUs granted to our NEOs in 2018:

			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Joseph H. Capper	Cash Incentive(1)	—	—	640,000	1,280,000	—	—	—	—
	RSUs(3)	2/14/18	—	—	—	20,834	—	—	694,814
	Stock Options(3)	2/14/18	—	—	—	—	49,604	33.35	979,428
	PSUs(4)	2/14/18	—	—	—	20,834	—	—	787,317
Heather C. Getz	Cash Incentive(1)	—	—	237,300	474,600	—	—	—	—
	RSUs(3)	2/14/18	—	—	—	7,977	—	—	266,033
	Stock Options(3)	2/14/18	—	—	—	—	18,991	33.35	374,976
	PSUs(4)	2/14/18	—	—	—	7,977	—	—	301,451
Fred (Andy) Broadway III	Cash Incentive(1)	—	—	174,250	348,500	—	—	—	—
	RSUs(3)	2/14/18	—	—	—	3,635	—	—	121,227
	Stock Options(3)	2/14/18	—	—	—	—	8,653	33.35	170,853
	PSUs(4)	2/14/18	—	—	—	3,635	—	—	137,367
Daniel Wisniewski	Cash Incentive(1)	—	—	170,250	340,500	—	—	—	—
	RSUs(3)	2/14/18	—	—	—	3,200	—	—	106,720
	Stock Options(3)	2/14/18	—	—	—	—	7,620	33.35	150,456
	PSUs(4)	2/14/18	—	—	—	3,200	—	—	120,928
Peter F. Ferola	Cash Incentive(1)	—	—	168,750	337,500	—	—	—	—
	RSUs(3)	2/14/18	—	—	—	3,114	—	—	103,852
	Stock Options(3)	2/14/18	—	—	—	—	7,414	33.35	146,389
	PSUs(4)	2/14/18	—	—	—	3,114	—	—	117,678

(1)
Amounts represent cash bonus opportunities provided to NEOs in 2018 under our MIP. The criteria used to determine the amount of the annual bonus payable to each executive is described under “Part 1 - 2018 Performance, Compensation Committee Actions, Compensation Practices and Decisions; Compensation Discussion and Analysis – Our Management Incentive Plan.” The actual bonuses earned by the NEOs in respect of the 2018 fiscal year are described above in the section titled “Executive Compensation; Executive Summary; 2018 MIP Bonuses (Cash).”

(2)
The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the RSU awards, the option awards and the PSU awards, please refer to the tables above.

(3)
Represent the grants under our LTIP in 2018 considering service performed in 2017, which were payable one-third in RSUs, one-third in stock options and one-third in PSUs. The RSUs vest on the third anniversary of the grant date. The stock options vest 25% annually on the anniversary of the grant date over a four-year period.

(4)
Represent the PSU grants, at 100% of target, under our LTIP in 2018 considering service performed in 2017. The PSUs will vest at the end of a three-year period only if specific financial performance metrics have been deemed to be achieved, and the number of vested shares will then be modified based on relative total shareholder return.

2019 Annual Meeting and Proxy Statement | 40

Outstanding Equity Awards at December 31, 2018
The following table contains information on the equity awards granted to our NEOs that remained outstanding as of December 31, 2018.

		Option Awards				RSUs		PSUs
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Joseph H. Capper	3/4/11	54,235	—	4.67	3/4/21	—	—	—	—
	2/21/12	313,232	—	2.80	2/21/22	—	—	—	—
	2/19/13	257,177	—	2.54	2/19/23	—	—	—	—
	2/14/14	104,468	—	8.68	2/14/24	—	—	—	—
	2/16/15	122,538	—	10.36	2/16/25	—	—	—	—
	2/15/16	71,064	23,688	9.57	2/15/26	—	—	—	—
	2/14/17	22,958	22,958	24.65	2/14/27	—	—	—	—
	2/14/18	—	49,604	33.35	2/14/28	—	—	—	—
	2/15/16	—	—	—	—	55,904	3,338,587	—	—
	2/14/17	—	—	—	—	27,091	1,617,875	—	—
	2/14/18	—	—	—	—	20,834	1,244,206	20,834	1,244,206
Heather C. Getz	2/21/12	65,449	—	2.80	2/21/22	—	—	—	—
	2/19/13	46,760	—	2.54	2/19/23	—	—	—	—
	2/14/14	23,578	—	8.68	2/14/24	—	—	—	—
	2/16/15	29,040	—	10.36	2/16/25	—	—	—	—
	2/15/16	16,839	5,616	9.57	2/15/26	—	—	—	—
	2/14/17	5,336	5,339	24.65	2/14/27	—	—	—	—
	2/14/18	—	18,991	33.35	2/14/28	—	—	—	—
	2/15/16	—	—	—	—	13,248	791,171	—	—
	2/14/17	—	—	—	—	6,298	376,117	—	—
	2/14/18	—	—	—	—	7,977	476,386	7,977	476,386
Fred (Andy) Broadway III	2/14/14	12,058	—	8.68	2/14/24	—	—	—	—
	2/16/15	15,558	—	10.36	2/16/25	—	—	—	—
	2/15/16	11,367	3,791	9.57	2/15/26	—	—	—	—
	2/14/17	3,000	3,003	24.65	2/14/27	—	—	—	—
	2/14/18	—	8,653	33.35	2/14/28	—	—	—	—
	2/15/16	—	—	—	—	8,943	534,076	—	—
	2/14/17	—	—	—	—	3,542	211,528	—	—
	2/14/18	—	—	—	—	3,635	217,082	3,635	217,082

41 | 2019 Annual Meeting and Proxy Statement

		Option Awards				RSUs		PSUs
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Daniel Wisniewski	12/6/10	29,000	—	4.24	12/6/20	—	—	—	—
	2/21/12	46,838	—	2.80	2/21/22	—	—	—	—
	2/19/13	30,980	—	2.54	2/19/23	—	—	—	—
	2/14/14	15,621	—	8.68	2/14/24	—	—	—	—
	2/16/15	18,323	—	10.36	2/16/25	—	—	—	—
	2/15/16	10,626	3,543	9.57	2/15/26	—	—	—	—
	2/14/17	3,366	3,369	24.65	2/14/27	—	—	—	—
	2/14/18	—	7,620	33.35	2/14/28	—	—	—	—
	2/15/16	—	—	—	—	8,359	499,199	—	—
	2/14/17	—	—	—	—	3,974	237,327	—	—
	2/14/18	—	—	—	—	3,200	191,104	3,200	191,104
Peter F. Ferola	2/14/14	6,835	—	8.68	2/14/24	—	—	—	—
	2/16/15	17,751	—	10.36	2/16/25	—	—	—	—
	2/15/16	10,293	3,433	9.57	2/15/26	—	—	—	—
	2/14/17	3,264	3,265	24.65	2/14/27	—	—	—	—
	2/14/18	—	7,414	33.35	2/14/28	—	—	—	—
	2/15/16	—	—	—	—	8,098	483,613	—	—
	2/14/17	—	—	—	—	3,852	230,041	—	—
	2/14/18	—	—	—	—	3,114	185,968	3,114	185,968

(1)
The options granted in 2015, 2016 and 2017 vest at a rate of 25% on December 31 of each year, while the options granted in 2018 vest at a rate of 25% on each of the first four anniversaries of the grant date.

(2)
The RSUs will vest in full on the third anniversary of the grant date, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Company. The shares of common stock underlying the RSUs will be issued when the RSUs vest.

(3)	Value based on the closing stock price of a share of our common stock on December 31, 2018 ($59.72).

(4)
The PSUs will vest at the end of a three-year period only if specific financial performance metrics have been deemed to be achieved, and the number of vested shares will then be modified based on relative total shareholder return, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Company. The shares of common stock underlying the PSUs will be issued when the PSUs vest.

2019 Annual Meeting and Proxy Statement | 42

2018 Option Exercises and Stock Vested Table
The following table provides information about the value realized by our NEOs on the vesting of stock awards (i.e. RSUs) and exercise of stock options during 2018.

	Stock Awards		Stock Options
	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)	Number of Shares Exercised	Value Realized Upon Exercise(3)
Name	(#)	($)	(#)	($)
Joseph H. Capper	72,297	2,476,172	500,000	21,668,744
Heather C. Getz	17,133	586,805	101,975	2,885,640
Fred (Andy) Broadway III	9,179	314,381	144,271	6,619,066
Daniel Wisniewski	10,811	370,277	71,000	3,216,675
Peter F. Ferola	10,473	358,700	132,925	6,358,637

(1)	This column reflects RSUs that were awarded on February 16, 2015 and vested on February 16, 2018.

(2)	The value of RSUs was determined by multiplying the number of vested RSUs by $34.25, the last reported closing price of our common stock on February 16, 2018.

(3)	The value realized upon exercise is the aggregate total of the difference between the exercise price and the strike price per option, multiplied by the number of shares exercised.

2018 Pension Benefits
None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

2018 Non-Qualified Deferred Compensation
None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non‑qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Payments on Disability or Death
Disability
Each current NEO has long-term disability coverage, which is available to all eligible employees. The coverage provides for sixty percent of the eligible employee’s base earnings, up to a maximum of $15,000 per month, beginning after ninety consecutive days of disability. None of our executive employment agreements provide any severance payments or benefits on account of the executive’s disability. The executive would be entitled only to base salary and unused vacation benefits earned through the date of the executive’s termination of employment and the amount of any vested benefits under our benefit plans. We will have no further obligations to the executive under the executive agreements, except as provided by law.

43 | 2019 Annual Meeting and Proxy Statement

Death
Each NEO has group life insurance benefits that are available to all eligible employees. The benefit is equal to one times pay with a maximum limit of $300,000, plus any supplemental life insurance elected and paid for by the NEO. None of our executive employment agreements provide any severance payments or benefits on account of the executive’s death. The executive’s heirs would be entitled only to base salary and unused vacation benefits earned through the date of the executive’s termination of employment and the amount of any vested benefits under our benefit plans. We will have no further obligations to the executive or his or her heirs under the executive agreements, except as provided by law.

Estimated Payments Following Termination
We have employment agreements with each of our NEOs (collectively, the “Agreements”) that entitle them to severance benefits on certain types of employment terminations.
Executive Employment Agreements
The Agreements provide each of our NEOs severance payments and benefits upon termination of employment by us without cause or by the executives for good reason. Mr. Capper is entitled to a cash severance payment equal to the sum of:

(i)	two times his annual base salary as of the last day of active employment and

(ii)	two times his on‑target annual performance incentive bonus in effect at the time of termination.
With the exception of Mr. Capper, the other NEOs are each entitled to a cash severance payment equal to the sum of:

(i)	one times their annual base salary as of the last day of active employment and

(ii)	one times their on‑target annual performance incentive bonus in effect at the time of their termination.
In addition, we will continue to provide to each of our NEOs continued participation in our medical, dental and vision plans at the same premium rates and cost sharing as may be charged from time to time for employees generally for a specified period of time. Specifically, Mr. Capper will receive continued coverage for twenty-four months following the applicable date of termination and the other executives will have continued coverage for twelve months following the applicable date of termination.
The foregoing severance payments and benefits payable upon termination of employment to each NEO are conditioned on the execution of a written waiver and release of claims. In addition, for all of our NEOs, such payments and benefits are consideration for the restrictive covenants set forth in the Agreements. Specifically, during the term of each executive’s employment with us and during any period thereafter in which severance payments or benefits are paid, the executive may not compete with us (as defined in the Agreement).
The Agreements also provide each NEO (with the exception of Mr. Capper) with accelerated vesting of their equity awards in connection with their termination of employment under certain circumstances following a change in control. Specifically, if the executive’s employment is terminated by us without cause or by the executive for good reason within thirty days before or twelve months after a change in control, all equity awards will immediately accelerate and become fully vested. Mr. Capper’s equity awards will immediately accelerate and become fully vested upon a change in control without regard to termination of his employment.
In the event any payment or benefit to the other executive officers would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the affected executive will be entitled to the greater of (on a net after‑tax basis): (i) the largest amount of the payment that would result in no portion of the payment or benefit being subject to the excise tax under Section 4999 of the Internal Revenue Code or (ii) the entire payment or benefit without any reduction to avoid the excise tax.
Definitions of Cause and Good Reason
A termination for cause under the Agreements would generally result from an executive’s: (i) willful and repeated failure to satisfactorily perform his or her job duties; (ii) willful commission of an act that materially injures our business; (iii) willful refusal or failure to follow lawful and reasonable directions of our Board; (iv) conviction of, or plea of nolo contendere to, any felony involving moral turpitude; (v) engagement in, or in any manner, participation in any activity which is directly competitive with or injurious to us or any of our affiliates or which violates any restrictive covenants applicable to the executive; (vi) commission of any fraud against us,

2019 Annual Meeting and Proxy Statement | 44

and our affiliates, employees, agents or customers or use or intentional appropriation for the executive’s personal use or benefit of any company funds or property not authorized by our Board to be so used or appropriated; or (vii) material breach of or willful failure to comply with our policies, including, but not limited to, equal employment opportunity or harassment policies, insider trading policies, code of ethics or conflict of interest policies, non‑disclosure and confidentiality policies, travel and expense policies, workplace violence policies, Sarbanes‑Oxley compliance policies, policies governing preparation and approval of financial statements, and/or policies governing the making of financial commitments on our behalf.
Good reason under the Agreements generally exists if, without the executive’s consent, there is: (i) a change in the executive’s title that is accompanied by a material reduction in the executive’s duties, authority or responsibilities relative to the executive’s duties, authority or responsibilities in effect immediately prior to such reduction; (ii) a relocation of the executive’s principal business location to a point that requires a one‑way increase of the executive’s commuting distance of more than fifty miles; (iii) a material reduction of the executive’s base salary, or (iv) a failure on our part to obtain the agreement from any successor to assume or agree to perform our obligations under the Agreements.
Definition of Change in Control
Under the Agreements, a change in control would be deemed to have occurred if: (i) we consolidate or merge with and into any other corporation or other entity or person, or any other corporate reorganization occurs, in which our capital stock immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) we are party to any transaction, or series of related transactions in which more than 50% of our voting power is transferred (except any consolidation or merger effected exclusively to change our domicile or any transaction or series of transactions principally for bona fide equity financing purposes in which we receive cash or our indebtedness is canceled); or (iii) we sell, lease, license or dispose of all or substantially all of our assets.
The Agreements do not provide for any tax gross‑up compensation for excise taxes.

45 | 2019 Annual Meeting and Proxy Statement

Estimated Payments Following Termination or Change in Control
The following table shows potential payments to our NEOs if their employment terminates under existing contracts, agreements, plans or arrangements. The amounts assume a December 31, 2018, termination date and use the closing price of our common stock as of that date of $59.72. Currently, no executive would be entitled to a parachute tax gross-up payment.

Name	Involuntary Termination without Cause or For Good Reason Unrelated to Change of Control ($)	Upon a Change of Control ($)	Involuntary Termination without Cause or For Good Reason Related to a Change of Control ($)
Joseph H. Capper
Cash Severance(1)	2,560,000	—	2,560,000
Continued Welfare(2)	—	—	15,084
Acceleration Value of Stock Options(3)	—	3,301,183	3,301,183
Acceleration Value of RSUs(3)	—	6,200,668	6,200,668
Acceleration Value of PSUs(3)	—	1,244,206	1,244,206
Total Value	2,560,000	10,746,057	13,321,141
Heather C. Getz
Cash Severance(1)	632,800	—	632,800
Continued Welfare(2)	—	—	12,510
Acceleration Value of Stock Options(3)	—	—	969,674
Acceleration Value of RSUs(3)	—	—	1,643,674
Acceleration Value of PSUs(3)	—	—	476,386
Total Value	632,800	—	3,735,044
Fred (Andy) Broadway III
Cash Severance(1)	522,750	—	522,750
Continued Welfare(2)	—	—	12,510
Acceleration Value of Stock Options(3)	—	—	523,613
Acceleration Value of RSUs(3)	—	—	745,604
Acceleration Value of PSUs(3)	—	—	217,082
Total Value	522,750	—	2,021,559
Daniel Wisniewski
Cash Severance(1)	510,750	—	510,750
Continued Welfare(2)	—	—	9,596
Acceleration Value of Stock Options(3)	—	—	496,772
Acceleration Value of RSUs(3)	—	—	927,631
Acceleration Value of PSUs(3)	—	—	191,104
Total Value	510,750	—	2,135,853
Peter F. Ferola
Cash Severance(1)	506,250	—	506,250
Continued Welfare(2)	—	—	7,542
Acceleration Value of Stock Options(3)	—	—	286,669
Acceleration Value of RSUs(3)	—	—	713,654
Acceleration Value of PSUs(3)	—	—	185,968
Total Value	506,250	—	1,700,083

(1)
For Mr. Capper, this amount reflects a payment equal to two times his annual base salary and two times his on‑target annual performance incentive bonus in effect at the time of termination. For Ms. Getz and Messrs. Broadway, Wisniewski and Ferola, this amount reflects a payment equal to one times their respective annual base salaries and one times their on‑target annual performance incentive bonus in effect at the time of termination.

(2)
Represents the value of welfare benefits that the employee will continue to receive following termination. These benefits include medical, dental and vision coverage. Mr. Capper will receive continued coverage for twenty-four months following termination. Ms. Getz and Messrs. Broadway, Wisniewski and Ferola will receive continued coverage for twelve months following termination.

2019 Annual Meeting and Proxy Statement | 46

(3)
For Mr. Capper, his outstanding unvested equity awards will immediately accelerate and become fully vested upon a change in control, regardless of whether his employment with the Company terminates or not. For Ms. Getz and Messrs. Broadway, Wisniewski and Ferola, their outstanding unvested equity awards will accelerate only if their employment terminates under certain circumstances following a change of control. Accelerations of PSUs assumes vesting at 100% of target, with no adjustment for the relative shareholder return.

47 | 2019 Annual Meeting and Proxy Statement

Independent Auditor and Fees
Fees Paid to EY
The following table presents fees for audit and other services provided by EY for years 2018 and 2017. All of the services described in the following fee table were approved by our Audit Committee.

Type of Fees	2018	2017
Audit Fees(1)	$1,909,825	$2,022,030
Audit-Related Fees(2)	—	20,000
Tax Fees(3)	10,000	54,240
All Other Fees(4)	5,200	2,500
Total	$1,925,025	$2,098,770

(1)	Audit fees were principally for services rendered for the audit and/or review of our consolidated financial statements.

(2)	Audit-related fees were for professional services related to business combinations.

(3)	Tax fees consisted of fees billed for professional services performed by EY with respect to tax compliance, tax advice and tax planning.

(4)	All other fees consisted of a subscription fee for EY’s accounting research tool.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services
Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. As part of this responsibility, our Audit Committee has established a policy to pre-approve audit and non-audit services provided by the independent registered public accounting firm. Our Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to our full Audit Committee at its next scheduled meeting. All of the independent registered public accounting firm’s fees set forth above were pre-approved.
Prior to engagement for the next year’s audit, management will submit a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by our Audit Committee. Those services fall within one of the four following categories:
Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g. comfort letters and consents); and assistance in responding to SEC comment letters.
Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, special procedures required to meet certain regulatory requirements, as well as fees related to the filing of registration statements on Form S-8.
Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

2019 Annual Meeting and Proxy Statement | 48

All Other Fees are fees for those services not captured in any of the above three categories.

Audit Committee Report
Our Audit Committee reviewed the Company’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. EY, the Company’s independent registered public accounting firm for 2018, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
Our Audit Committee has reviewed and discussed with management and EY the audited financial statements for the year ended December 31, 2018, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s evaluation of the Company’s internal control over financial reporting.
Our Audit Committee has discussed with EY the matters that are required to be discussed by Auditing Standard No.1301, Communications with Audit Committees. EY has provided to our Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with our Audit Committee concerning independence and our Audit Committee has discussed with EY that firm’s independence from the Company.
Our Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. Our Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. Based on the considerations and discussions referred to above, our Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2018 be included in the Company’s 2018 Annual Report.

Audit Committee:

Anthony J. Conti, Chairman
Kirk E. Gorman
Robert J. Rubin, M.D.

49 | 2019 Annual Meeting and Proxy Statement

Items to Be Voted On
Proposal 1 — Election of Four Directors as Class III Directors
We are nominating Tiffany Olson, Stephan Rietiker, M.D., Rebecca W. Rimel, and Robert J. Rubin, M.D. for re-election to our Board at the 2019 Annual Meeting to serve for a three-year term and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The names of our directors and nominees for director, their current positions and offices, tenure as a director and their qualifications are set forth below.
Each of the nominees is a current director on our Board and, except for Dr. Rietiker, has been determined by our Board to be independent. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our stockholders at the 2019 Annual Meeting. Our Board approved our Nominating and Corporate Governance Committee’s recommendation.
Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, our Nominating and Corporate Governance Committee will recommend to our Board a replacement nominee. Our Board may then designate the other nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.
Director Qualifications and Biographies
As a leading remote medical technology company, we believe that our Board should include a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing us and to fulfill our Board’s and its committees’ responsibilities. Board members should have high standards of integrity and commitment, exhibit independence of judgment, be willing to ask hard questions of management and work well with others. Directors are expected to devote sufficient time to our affairs and be free of conflicts of interest, engage in constructive discussion with each other and management and demonstrate diligence and faithfulness in attending Board and committee meetings.
Our Nominating and Corporate Governance Committee reviews annually with our Board the size and composition of our Board as a whole to determine the qualifications and areas of expertise needed to further enhance the composition of our Board. As a result of this process, our Nominating and Corporate Governance Committee has identified the following specific criteria as important for potential director candidates:

•	senior-level executive leadership at public companies;

•	leadership in the healthcare or public health fields;

•	science or technology backgrounds; and

•	financial expertise.
Our Nominating and Corporate Governance Committee works with management and the other directors to attract candidates with those qualifications. Our Nominating and Corporate Governance Committee strives to achieve a Board that reflects an appropriate balance and diversity of knowledge, experience, skills and expertise.

2019 Annual Meeting and Proxy Statement | 50

Our Director Nominees
Our Board unanimously recommends a vote FOR the election of
each of the Class III director nominees named below.

Tiffany Olson

Age: 59 Director since: 2019 Committees: Audit Committee
Ms. Olson has been the president of Nuclear & Precision Health Solutions at Cardinal Health since 2013, which develops, manufactures, compounds, dispenses and delivers over ten million, time-critical, patient specific doses annually. Prior to Cardinal Health, Ms. Olson was President of NaviMed, a company focused on personalizing medicine through innovative diagnostics. She also worked for Eli Lilly and Company, where she was tasked with leading the effort to formulate the strategy to create and commercialize diagnostics and companion diagnostics. Ms. Olson also worked for Roche Diagnostics for many years, where she attained the position of President and Chief Executive Officer of Roche Diagnostics Corporation. She was the first woman to receive the Life Science Alley Luminary Award, recognizing her “rich career in medical diagnostics…exceptional reputation as a leader and her vision to drive both innovation and value for personalized medicine.” In 2013, she received the “Woman of Wellness Award” for her extraordinary contributions through her volunteer work in oncology.
Key Skills and Experience:
Ms. Olson brings to the Board extensive management experience in medical diagnostics that provides the Board with a valuable operations perspective.
Other current public company directorships: 0
Non-current public company directorships in the last five years: 0

Stephan Rietiker, M.D.

Age: 62 Director since: 2018 Committees: None
Dr. Rietiker was most recently the Chief Executive Officer of LifeWatch, until it was acquired by BioTelemetry in August 2017. Prior to becoming CEO of LifeWatch in 2014, Dr. Rietiker held executive roles at Roche, Boehringer Mannheim, Schering Plough, Covance and as CEO of Centerpulse (formerly Sulzer Medica). In 2006, Dr. Rietiker incorporated AurigaVision AG, a Switzerland-based investment platform that focuses on promising developmental-stage healthcare companies. Additionally, he has been an investor, executive and Board Member of several developmental-stage companies and has been a Senior Advisor to Brown Brothers Harriman’s M&A practice. Since 2014, Dr. Rietiker has been serving on the board of directors for California-based LoneStar Heart, a company developing breakthrough therapies against advanced heart failure
Dr. Rietiker is a dual citizen of both Switzerland and the United States and received his medical doctorate from the University of Zurich in 1982.
Key Skills and Experience:
Dr. Rietiker brings to the Board proven leadership, in-depth understanding of the healthcare industry and experience in global markets. Additionally, as the former CEO of LifeWatch, Dr. Rietiker provides exceptional insight into the challenges and opportunities facing our Company.
Other current public company directorships: 0
Non-current public company directorships in the last five years: 0

51 | 2019 Annual Meeting and Proxy Statement

Rebecca W. Rimel

Age: 67 Director since: 2009 Committees: Compensation Committee Nominating and Corporate Governance Committee
Ms. Rimel has been President and Chief Executive Officer of The Pew Charitable Trusts since 1994. She joined The Pew Charitable Trusts in 1983 as Health Program Manager and served as Executive Director from 1988 through 1994. Ms. Rimel serves as a member of the Board of The Pew Charitable Trusts, and on the boards of directors of several Deutsche mutual funds and Becton, Dickenson and Company.
Key Skills and Experience:
Ms. Rimel brings to us a superior reputation for leadership and experience in the clinical, academic and business sectors of the healthcare industry. She has had, and continues to build, an exemplary career in public policy, nonprofit administration, advocacy and innovation related to the healthcare field. Ms. Rimel’s education and professional experience serves as a basis for her contributions, past and present, as a member of the board of directors for various public companies and nonprofit organizations.
Other current public company directorships: 1
Non-current public company directorships in the last five years: 0

Robert J. Rubin, M.D.

Age: 73 Director since: 2007 Committees: Audit Committee Nominating and Corporate Governance Committee
Dr. Rubin has been a Distinguished Professor of Medicine at Georgetown University since 2012. Prior to that, he was a Clinical Professor of Medicine at Georgetown University from 1995 to 2012. Throughout his career, Dr. Rubin has also served as President of several healthcare consulting companies, as Medical Director of ValueRx, a pharmaceutical benefits company, as Assistant Secretary for Planning and Evaluation at the Department of Health and Human Services and as an Assistant Surgeon General in the United States Public Health Service. Dr. Rubin serves as a member of the board of directors of Soligenix, Inc.
Key Skills and Experience:
Dr. Rubin is a board certified nephrologist and internist and brings over 30 years of specific experience as a professor, policy maker, clinician and business professional dedicated to the medical profession. His specific experience with the United States Department of Health and Human Services and as Assistant Surgeon General is a unique and invaluable qualification, which lends insight into governmental practice, policy making and regulation. Dr. Rubin’s extensive and diverse background in education, government and business allows him to serve as a resource on a broad spectrum of matters.
Other current public company directorships: 1
Non-current public company directorships in the last five years: 0

2019 Annual Meeting and Proxy Statement | 52

Our Directors Continuing in Office Until the 2020 Annual Meeting

Joseph H. Capper

Age: 55 Director since: 2010 Committees: None
Mr. Capper has been our President and Chief Executive Officer since 2010. Prior to joining us, Mr. Capper served as President, Chief Executive Officer and a member of the board of directors of Home Diagnostics, Inc. (NASDAQ:HDIX), a leading developer, manufacturer and marketer of diabetes management products, which he joined in 2009. Prior to joining Home Diagnostics, from 2002 to 2009, Mr. Capper was President and Chief Executive Officer of CCS Medical Inc., a private company that is a leading provider of medical supplies in diabetes, wound care, respiratory and other therapeutic categories.
Key Skills and Experience:
Mr. Capper brings an extensive amount of leadership and diverse experience having served as an executive for several public and private life science companies. Earlier in his career, Mr. Capper spent nine years with Bayer Corporation, ultimately becoming National Sales Director of the Diabetic Products Division. Mr. Capper also served in the U.S. Navy as a combat aviator and subsequently as a Congressional Liaison.
Other public company directorships in the last five years: 0

Joseph A. Frick

Age: 66 Director since: 2013 Committees: Compensation Committee
Mr. Frick retired as President and Chief Executive Officer of Independence Blue Cross (“IBC”), the leading health insurer in the Philadelphia region, in 2010, after an 18 year career with the organization. He continues to serve as a vice-chairman on the company’s board of directors, is a member of the executive committee, and chairman of the strategic initiatives committee. Mr. Frick joined IBC in 1993, serving in various executive roles, including Senior Vice President of Human Resources and Administration, until his appointment as President and CEO in 2005. In addition to his continuing board role at IBC, Mr. Frick serves as a director of the publicly traded health care company, Triple-S Management Corporation, domiciled in Puerto Rico. Mr. Frick also serves as a senior advisor to Diversified Search, a top ten national executive search firm. He joined the organization in 2011, serving as Executive Vice Chairman until 2016. Mr. Frick also serves as a member of the PNC Bank Regional Advisory Board. He is an NACD Board Leadership Fellow. As a stage 3 colon cancer survivor, Mr. Frick is actively involved as a board member and/or volunteer for a number of cancer related organizations, most notably the Colorectal Cancer Alliance (CCA ), CEO’s Against Cancer and the American Cancer Society.
Key Skills and Experience:
As a retired Senior Vice President of Human Resources and Administration and Chief Executive Officer of IBC, Mr. Frick brings a wealth of knowledge in the healthcare and life sciences industry.
Other public company directorships in the last five years: 1

53 | 2019 Annual Meeting and Proxy Statement

Colin Hill

Age: 46 Director since: 2016 Committees: Compensation Committee Nominating and Corporate Governance Committee
Mr. Hill is a leading voice in healthcare technology and precision medicine and brings impressive leadership experience in commercializing machine learning technologies in the biopharmaceutical and managed care industries. He co-founded GNS Healthcare in 2000 and has since served as Chairman and Chief Executive Officer.
Mr. Hill sits on board of PPD, a leading global contract research organization. He is also a founding board member of TMed (Transforming Medicine: The Elizabeth Kauffman Institute), a non-profit foundation (501(c)(3)) dedicated to the advancement of personalized medicine. In 2016, he was appointed by Massachusetts Governor Charlie Baker to the Massachusetts Digital Health Council.
Mr. Hill was a founding member of the board of directors of AesRx, a biopharmaceutical company dedicated to the development of new treatments for sickle cell disease (acquired by Baxter in 2014). He was the founding chairman of O’Reilly Media’s Strata Rx in 2012, the first healthcare big data conference in the industry. In 2004, Mr. Hill was named to MIT Technology Review’s TR100 list of the top 100 innovators in the world under the age of 35.
Key Skills and Experience:
As the founder of GNS Healthcare, Mr. Hill brings to the Board an extensive amount of experience within the nexus of technology and healthcare.
Other public company directorships in the last five years: 0

2019 Annual Meeting and Proxy Statement | 54

Our Directors Continuing in Office Until the 2021 Annual Meeting

Anthony J. Conti

Age: 70 Director since: 2012 Committees: Audit Committee
Mr. Conti is retired from his position as a Partner at PricewaterhouseCoopers LLP. He joined Coopers and Lybrand in 1973 and served a wide range of technology, utility and health services clients. He held a number of leadership roles with Coopers and Lybrand, and later with PricewaterhouseCoopers LLP, after its merger with Price Waterhouse in 1998. Mr. Conti serves as the lead independent director and chairman of the audit committee for Ametek Inc., an electronic instrument and electromechanical device company. He also serves on the advisory boards of two privately held companies: Progressive Business Publications and PEI Genesis Company. Mr. Conti is also chairman of the board of the Philadelphia Foundation and vice chairman of the board of the Satell Institute.
Key Skills and Experience:
Mr. Conti brings to our Board and the Audit Committee expertise in financial accounting, finance, strategy, risk management and human resources management with his over 35 years’ worth of experience at a public accounting firm. This expertise and experience makes Mr. Conti uniquely suited to be a member of our Board and our Audit Committee chairman.
Other public company directorships in the last five years: 1

Laura N. Dietch

Age: 61 Director since: 2019 Committees: Audit Committee
Ms. Dietch has more than twenty-five years of experience in the medical device industry as a Chief Executive Officer, company co-founder, director, fundraiser, inventor, and mentor. She is currently the President and Chief Executive Officer of BioTrace Medical, Inc., a commercial stage cardiovascular medical device company, which she co-founded and has led from its inception in 2013. Ms. Dietch has gained extensive executive and operating experience in both private and public companies, having been a member of the senior management team in several start-up and Fortune 500 companies, including Progressive Angioplasty Systems, LuMend and Medtronic. Ms. Dietch is also an active angel investor as well as a past director and current member of Life Science Angels and has sat on that group’s Medical Devices Committee for the past ten years.
Key Skills and Experience:
Ms. Dietch brings to the Board entrepreneurial and angel investing experience that provides the Board with valuable insight in connection with potential investments.
Other public company directorships in the last five years: 0

55 | 2019 Annual Meeting and Proxy Statement

Kirk E. Gorman

Age: 68 Director since: 2008 Chairman since: 2011 Committees: Audit Committee
Mr. Gorman retired in 2016 after having served as the Executive Vice President, Chief Financial Officer of Thomas Jefferson University, an academic medical center in Philadelphia. Mr. Gorman served as Executive Vice President and Chief Financial Officer of Jefferson Health System, a multi-hospital system in Philadelphia, Pennsylvania from September 2003 to June of 2014. Mr. Gorman has also been a member of the board of directors and Audit Committee of IASIS Healthcare LLC from February 2004 until the company was sold in September 2017. From April 1987 to March 2003, Mr. Gorman served as the Senior Vice President, Chief Financial Officer of Universal Health Services, Inc., a hospital management company and President, Chief Financial Officer and a member of the Board of Trustees of Universal Health Realty Income Trust, a real estate investment trust specializing in healthcare and human service related facilities. Mr. Gorman previously served on the board of directors of Health Management Associates, Care Investment Trust and VIASYS Healthcare, Inc.
Key Skills and Experience:
Mr. Gorman brings extensive financial knowledge and leadership in the healthcare field. His specific and ongoing healthcare related financial experience with reimbursement, tax, accounting, and financial and strategic planning is especially valuable to us. Mr. Gorman also brings significant public company board of director and audit committee experience.
Other public company directorships in the last five years: 1

Proposal 2 — Advisory Resolution to Approve the Compensation of Our Named Executive Officers
We are providing stockholders with the opportunity to vote on an advisory resolution on the compensation of our NEOs, or Say-on-Pay, as required pursuant to the Dodd-Frank Act. We currently conduct advisory votes on executive compensation on an annual basis, and we expect to conduct the next advisory vote at the Company’s 2020 Annual Meeting of Stockholders.
The Say-on-Pay vote is a non-binding vote on a resolution on the compensation of our NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure set forth in this proxy statement. At our 2018 Annual Meeting of Stockholders, we held a Say-on-Pay vote and over 96% of the votes present at the meeting and entitled to vote supported our executive compensation.
We encourage stockholders to review “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosures above. As discussed in detail in the Compensation Discussion and Analysis, the compensation program for our NEOs is designed (i) to attract, motivate and retain our executives who are critical to our success, (ii) to reward achievement of short-term and long-term performance goals and (iii) to align the interests of our executives with those of our stockholders. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•
We seek to foster a pay-for-performance culture, with a major portion of executive compensation being “at risk,” meaning that such portion is tied to, and varies with, our financial, corporate and stock price performance, as well as individual performance.

•
We provide a balance of short-term and long-term compensation; our annual cash incentive bonus plan rewards the annual attainment of financial and corporate performance objectives, while our equity grants vest our executives’ financial interests in the long-term appreciation of our common stock.

•	We have stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking for short-term gains.

•	We review and implement our executive compensation programs within a strong corporate governance environment, including the engagement of an independent compensation consultant.

2019 Annual Meeting and Proxy Statement | 56

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this proxy statement, we are requesting that our stockholders vote on the following resolution:
“RESOLVED, that, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement for our 2019 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”
Although this Say-on-Pay vote is non-binding, our Board and our Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program and determination of future executive compensation arrangements.
Our Board unanimously recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers.

57 | 2019 Annual Meeting and Proxy Statement

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm for 2019
Our Audit Committee has appointed EY as our independent registered public accounting firm for 2019. EY has been retained as our independent registered public accounting firm since 2004. EY reports directly to our Audit Committee. In selecting EY as our independent registered public accounting firm for 2019, our Audit Committee evaluated EY’s performance with respect to fiscal year 2018. In conducting its annual evaluation, our Audit Committee considered matters such as EY’s independence (including the extent of non-audit services and fees), technical expertise, industry knowledge, discussion with and the performance of the lead audit partner, the audit team assigned to our account and the overall strength and reputation of the firm.
Although stockholder approval for this appointment is not required, our Audit Committee and our Board are submitting the selection of EY for ratification to obtain the views of stockholders and as a matter of good corporate governance. If the appointment is not ratified, our Audit Committee will reconsider whether or not to retain EY. One or more representatives of EY will be present at the 2019 Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.
Our Board unanimously recommends a vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2019.

2019 Annual Meeting and Proxy Statement | 58

Other Information
Stock Ownership
Based on a review of filings with the SEC, we have determined that the persons listed in the following table hold more than 5% of the outstanding shares of our common stock. Applicable percentages are based on 33,753,598 shares outstanding on March 11, 2019, adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner	Shares		Percent of Class
BlackRock, Inc.	5,092,773	(1)	15.1%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	2,736,345	(2)	8.1%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2019. BlackRock, Inc. has sole voting power in respect of 5,012,437 shares and sole dispositive power in respect of 5,092,773 shares.

(2)
The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019. The Vanguard Group and certain related entities have sole voting power in respect of 68,701 shares and sole dispositive power in respect of 2,666,734 shares.

The following table shows the number of shares of our common stock beneficially owned as of March 11, 2019, by each of our directors, each NEO and all current directors and executive officers as a group. Applicable percentages are based on 33,753,598 shares outstanding on March 11, 2019, adjusted as required by rules promulgated by the SEC. The individuals listed in the following table have the sole power to vote or transfer the shares reflected in the table

Name(1)	Common Stock(2)	RSUs vesting Within 60 Days	Options exercisable Within 60 Days	Percent of Class
Kirk E. Gorman	170,124	3,191	11,036	*
Anthony J. Conti	96,029	3,191	—	*
Laura N. Dietch	—	—	—	*
Joseph Frick	50,280	4,081	—	*
Colin Hill	13,220	3,191	—	*
Tiffany Olson	—	—	—	*
Stephan Rietiker, M.D.	75,960	—	—	*
Rebecca W. Rimel	107,846	3,191	—	*
Robert J. Rubin, M.D.	171,084	4,541	—	*
Joseph H. Capper	114,517	—	945,672	3.1%
Heather C. Getz	64,604	—	187,002	*
Fred (Andy) Broadway III	18,465	—	41,983	*
Daniel Wisniewski	17,578	—	154,754	*
Peter F. Ferola	5,821	—	38,143	*
All directors and executive officers as a group (14 persons)	905,528	21,386	1,378,590	6.5%

*	Less than one percent of outstanding stock.

59 | 2019 Annual Meeting and Proxy Statement

(1)	c/o BioTelemetry, Inc., 1000 Cedar Hollow Road, Suite 102, Malvern, PA 19355

(2)
Includes vested but undelivered RSUs for Mr. Gorman (160,124), Mr. Conti (96,029), Mr. Frick (50,280), Mr. Hill (13,220), Ms. Rimel (107,846) and Dr. Rubin (149,047). For Dr. Rubin, the common stock number also includes 22,037 shares of common stock held by the Robert J. Rubin Revocable Trust.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us and representations of these persons, we believe that all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% stockholders were complied with on a timely basis for the year ended December 31, 2018.

Equity Compensation Plan Information
All of BioTelemetry, Inc.’s outstanding equity awards have been granted under two stockholder-approved plans: the 2008 EIP and the 2017 OIP. There are no equity awards outstanding under plans for which stockholder approval was not required or sought. The following table sets forth a summary of our compensation plans under which equity securities of BioTelemetry, Inc. were authorized for issuance as of December 31, 2018:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,329,183	$16.17	2,605,182
Equity compensation plans not approved by security holders	—	—	—
Total	3,329,183	$16.17	2,605,182

2018 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2018 are included in our 2018 Annual Report. Our Annual Report and this proxy statement are posted on our website at www.gobio.com and are available from the SEC at its website at www.sec.gov. If you do not have access to the internet or wish to receive additional copies of our 2018 Annual Report, you may request copies of it or any exhibits thereto without charge by writing to our Corporate Secretary at BioTelemetry, Inc., 1000 Cedar Hollow Road, Suite 102, Malvern, PA 19355.

2020 Stockholder Proposals or Nominations
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2020 Annual Meeting, the proposal must be received by us at our principal executive offices by November 21, 2019 and comply with the procedures of Rule 14a-8 under the Exchange Act.

2019 Annual Meeting and Proxy Statement | 60

The proposal should be sent to the attention of the Corporate Secretary in writing: BioTelemetry, Inc., 1000 Cedar Hollow Road, Suite 102, Malvern, PA 19355; or by telephone: (610) 729-0212.
Our Bylaws contain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Nominations for director nominees or an item of business to be conducted must be submitted in writing to our Corporate Secretary at our executive offices and should be mailed by certified mail, return receipt requested. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2020 Annual Meeting between January 3, 2020 and February 2, 2020. If, however, the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
The nomination must contain information about the nominees as specified in our Bylaws. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our shares.
Except as otherwise required by law, the Chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws. You may obtain a copy of our Bylaws by contacting our Corporate Secretary at BioTelemetry, Inc., 1000 Cedar Hollow Road, Suite 102, Malvern, PA 19355.

Other Matters
Management is not aware of any other matters that will be presented at the 2019 Annual Meeting other than the matters set forth in the Notice. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

61 | 2019 Annual Meeting and Proxy Statement

2019 ANNUAL MEETING OF STOCKHOLDERS OF

BioTelemetry inc

Thursday, May 2, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have this Proxy Card available when you call and use the Company Number and Account Number shown.

Vote online/by phone until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be Held on May 2, 2019
This Proxy Statement and our 2018 Annual Report on Form 10-K are available at gobio.com in the "Investor Relations" section.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or Telephone.

00033333300000001000 2 050219

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the four nominees for Class III director in Proposal 1, FOR Proposals 2 and 3 and, in the discretion of the proxy holders named herein, on any other matters that may properly come before the 2019 Annual Meeting and any adjournment(s) or postponement(s) thereof.

	FOR	AGAINST	ABSTAIN
1. Election of the following Class III directors to hold office until the 2022 Annual Meeting.			
Tiffany Olson	☐	☐	☐
Stephan Rietiker, M.D.	☐	☐	☐
Rebecca W. Rimel	☐	☐	☐
Robert J. Rubin, M.D.	☐	☐	☐
2. Advisory resolution to approve of the compensation of our named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET
BIOTELEMETRY, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2019 AT 8:30 A.M.

0

BioTelemetry, Inc.

1000 Cedar Hollow Road, Suite 102
Malvern, PA 19355

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2019

The undersigned hereby appoints Joseph H. Capper and Peter F. Ferola, and each of them, as attorneys and proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of BioTelemetry, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BioTelemetry, Inc. to be held at 8:30 AM, Eastern Time, on Thursday, May 2, 2019, at the The Ritz-Carlton Philadelphia, 10 Avenue of the Arts, Philadelphia, PA 19102, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters set forth herein and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting.

If you sign and deliver your proxy card, but you do not provide voting instructions, your proxy will be voted FOR each of the four nominees for Class III director, Proposal One, FOR Proposal Two and Three and, with respect to any other matter that may be properly presented at the annual meeting, in the discretion of the proxy holder. This way your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we recommend that you complete, sign and return your proxy card in advance of the annual meeting as your plans may change.

(Continued and to be signed on the reverse side.)

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